Exhibit 2.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE EXCHANGE ACT OF 1934

Execution Version

PURCHASE AGREEMENT

BY AND AMONG

LEAF GROUP LTD.,

WELL+GOOD LLC

and

THE SELLERS

(as defined herein)

DATED AS OF JUNE 5, 2018

4.13	Environmental Matters	26
4.14	Material Contracts	26
4.15	Intellectual Property; Data Security	28
4.16	Properties; Assets	29
4.17	Employee Matters and Benefit Plans	30
4.18	Taxes	32
4.19	Brokers	34
4.20	Insurance Coverage	34
4.21	Labor Matters	34
4.22	Suppliers and Customers	35
4.23	Transactions with Affiliates	36
4.24	Privacy	36
4.25	No Other Representations or Warranties	36
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	37
5.1	Organization and Qualification	37
5.2	Authority; Due Execution and Binding Effect	37
5.3	No Conflict	37
5.4	Governmental Authorizations	37
5.5	Litigation	37
5.6	Brokers	37
5.7	Financial Ability	37
5.8	Independent Investigation	38
5.9	No Other Representations or Warranties	38
ARTICLE VI	COVENANTS	39
6.1	Confidentiality	39
6.2	Further Action	39
6.3	Release	39
6.4	Public Announcements	40
6.5	Tax Matters	40
6.6	Employee Matters	43
6.7	Benefit Programs	43
6.8	Termination of Credit Facility	43
ARTICLE VII	CLOSING DELIVERIES	43
7.1	Deliveries by the Sellers	43

7.2	Deliveries of Buyer	44
ARTICLE VIII	INDEMNIFICATION	44
8.1	Survival	44
8.2	Indemnification of Buyer Indemnified Parties	45
8.3	Indemnification Procedures	46
8.4	Holdback Amount	46
8.5	Calculation of Losses	47
8.6	Treatment of Indemnification Claims	47
8.7	Exclusion of Other Remedies	48
8.8	Several Indemnification	48
ARTICLE IX	MISCELLANEOUS	48
9.1	Notices, Consents, Etc.	48
9.2	Severability	49
9.3	Assignment; Successors	49
9.4	Counterparts; Delivery	49
9.5	Expenses	49
9.6	Table of Contents and Headings	50
9.7	Entire Agreement	50
9.8	Third Parties	50
9.9	Disclosure Generally	50
9.10	Interpretive Matters	50
9.11	Governing Law; Submission to Jurisdiction	50
9.12	Waiver of Jury Trial	51
9.13	Amendment	51

Schedules:

Schedule I	List of Sellers

Exhibits:

Exhibit A	Example Calculation
Exhibit B	Consideration Spreadsheet

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of June 5, 2018, is by and among (i) Leaf Group Ltd., a Delaware corporation (“Buyer”), (ii) Well+Good LLC, a New York limited liability company (the “Company”) and (iii) each of the Persons listed on Schedule I hereof (the “Sellers” and, each individually, a “Seller”).

RECITALS

WHEREAS, the Sellers own beneficially and of record all of the issued and outstanding limited liability company interests of the Company (the “Company Units”), as set forth on Schedule I hereto; and

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, the Company Units (the “Acquisition”).

NOW, THEREFORE, in consideration of the foregoing and the respective agreements, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1        Definitions.  For purposes of this Agreement, the following capitalized terms shall have the meanings specified or referred to in this Section 1.1:

“2018 Contribution Target” means $[***].

“2018 Additional Consideration Cap” means an amount equal to [***]% of the 2018 Additional Consideration Opportunity.

“2018 Additional Consideration Opportunity” means $2.0 million.

“2018 Additional Consideration Period” means the period beginning on June 1, 2018 through and including December 31, 2018.

“2018 Revenue Target” means $[***].

“2019 Contribution Target” means $[***].

“2019 Additional Consideration Cap” means an amount equal to [***]% of the 2019 Additional Consideration Opportunity.

“2019 Additional Consideration Opportunity” means $3.5 million.

“2019 Additional Consideration Period” means the period beginning on January 1, 2019 through and including December 31, 2019.

“2019 Revenue Target” means $[***].

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“2020 Contribution Target” means $[***].

“2020 Additional Consideration Cap” means an amount equal to [***]% of the 2020 Additional Consideration Opportunity.

 “2020 Additional Consideration Opportunity” means $3.5 million.

 “2020 Additional Consideration Period” means the period beginning on January 1, 2020 through and including December 31, 2020.

“2020 Revenue Target” means $[***].

 “Acquisition” has the meaning set forth in the Recitals.

“Action” means any Claim, litigation, audit, proceeding or investigation, whether in law or in equity, by or before any Governmental Authority, duly appointed arbitration authority or other third party.

“Additional Consideration Payment” has the meaning set forth in Section 2.6(a).

“Additional Consideration Percentage Earned” means the percentage calculated by (i) adding (x) the actual Revenue for such Additional Consideration Period divided by the Target Revenue for such Additional Consideration Period and (y) the actual Contribution for such Additional Consideration Period divided by the Target Contribution for such Additional Consideration Period and (ii) dividing by two (2).

“Additional Consideration Periods” means, collectively, the 2018 Additional Consideration Period, the 2019 Additional Consideration Period and the 2020 Additional Consideration Period, and each an “Additional Consideration Period”.

“Additional Consideration Targets” means the Revenue Targets and Contribution Targets.

“Affiliate,” as applied to any Person, means any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with, that Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. In addition, (i) each Seller and each of his or her respective Affiliates shall be deemed an Affiliate of the Company, (iii) each Person who is a director or officer of the Company shall be deemed an Affiliate of the Company and (iii) each spouse, family member and trustee of a Person and any trust for the benefit of a Person and/or such Person’s spouse or family members shall be deemed an Affiliate of such Person.

“Affordable Care Act” has the meaning set forth in Section 4.17(k).

“Aggregate Consideration” means the sum of (i) the Closing Consideration, minus (ii) the amount of the Closing Consideration Overpayment (if any) as set forth in Section 2.5(d),  plus (iii) the amount of the Closing Consideration Underpayment (if any) as set forth in Section 2.5(d),  plus (iii) the Additional Consideration Payments (if any) paid to the Sellers in accordance with Section 2.6 plus (iv) the Holdback Amount, if any, in accordance with Section 8.4 plus (v) the Preferred Return Amount.

“Agreement” has the meaning set forth in the Preamble.

“Amended Tax Returns” has the meaning set forth in Section 6.5(j).

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Ancillary Agreements” means each agreement, certificate or document entered into or executed and delivered in connection with or pursuant to this Agreement.

“Business” means the business of (a) publishing the wellandgood.com site, a lifestyle and news publication primarily devoted to health and wellness, (b) building a community of consumers and influencers interested in health and wellness, and (c) organizing and participating in various health and wellness events, including conferences and talks.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Employees” has the meaning set forth in Section 4.21(a).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” means Buyer and its Subsidiaries and their respective directors, officers, managers, employees, agents, direct and indirect equityholders, and each of their respective Affiliates, successors and assigns.

“Cash” means the collective unrestricted cash and Cash Equivalents of the Company as of immediately prior to the Closing (including all petty cash and bank deposits in transit and less all outstanding checks and bank overdrafts).

“Cash Equivalents” means marketable direct obligations or securities issued by, or guaranteed by, the United States government (or any agency thereof), any state, commonwealth or territory of the United States (or any agency, political subdivision or taxing authority thereof) or by any foreign government, certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits, commercial paper, securities backed by standby letters of credit issued by any commercial bank, money market or similar funds, in each case, with maturities of one-year or less from the date of acquisition.

“Cause” means the Company has complied with the “Cause Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by a Founder without the Company’s prior written consent: (i) an unauthorized use or disclosure of confidential information or trade secrets belonging to the Company or to Buyer that has a material and adverse effect on Buyer and its Subsidiaries taken as a whole; (ii) willful conduct by Founder in connection with Founder’s service to the Company or to Buyer that is fraudulent or unlawful (provided that unlawful acts that are de minimis in nature, such as traffic violations, shall not constitute Cause for purposes of this provision); (iii) a material breach of any agreement between Founder and the Company or Buyer; (iv) the repeated material failure to comply with the written policies or rules of the Company or Buyer; (v) the repeated material failure to follow the reasonable instructions of Buyer’s Board of Directors; (vi) conviction of, or plea of “guilty” or “no contest” to, a felony or crime of moral turpitude; or (vi) continued failure to perform material employment duties, including the duty to actively manage the New Division and such failure to perform has a material and adverse effect on Buyer and its Subsidiaries taken as a whole. “Cause Process” means that (i) the Company has reasonably determined in good faith that a Cause condition has occurred; (ii) the Company has notified such Founder in writing of the first occurrence of the Cause condition within thirty (30) days of the first occurrence of such condition; (iii) the Company has cooperated in good faith with Founder’s efforts, for a period not less than thirty (30) days following such notice (the “Cause Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Cause condition continues to exist; and (v) the Company terminates Founder’s employment within thirty (30) days after the end of the Cause Cure Period.  If the Founder cures the Cause condition during the Cause Cure Period, Cause shall be deemed not to have occurred.

“Change of Control” has the meaning set forth in Section 2.6(c).

“Claim” means any claim, charge, complaint, suit, demand, assessment, arbitration, mediation, any action or proceeding, whether in writing or otherwise, at law or in equity (where applicable), and any Order, whether civil, criminal, administrative or investigative.

“Closing” means the consummation of the Acquisition.

“Closing Certificate” means the certificate delivered by the Company pursuant to Section 2.5(a).

“Closing Consideration” means an amount equal to (i) Ten Million Dollars ($10,000,000), minus (ii) the Preferred Return Amount plus (iii) the Estimated Closing Adjustment, minus (iv) the Holdback Amount.

“Closing Consideration Overpayment” means the amount, if any, by which the Estimated Closing Adjustment exceeds the Final Closing Adjustment in accordance with Section 2.5.

“Closing Consideration Underpayment” means the amount, if any, by which the Final Closing Adjustment exceeds the Estimated Closing Adjustment in accordance with Section 2.5.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Indebtedness” means the aggregate amount of all Indebtedness of the Company as of immediately prior to the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Copyrights” has the meaning set forth in Section 4.15(a).

“Company Employee Plan” has the meaning set forth in Section 4.17(a).

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or used or held for use by the Company in the Business.  “Company Intellectual Property” includes, without limitation, Company Patents, Company Marks, Company Copyrights and Trade Secrets of the Company.

“Company IT Systems” means all computer and information technology systems, platforms and networks owned or used by the Company, including software, hardware, data, databases, data processing or management, record keeping, communication, telecommunication, computerized, automated or other similar systems, platforms and networks, and documentation relating to any of the foregoing.

“Company Marks” has the meaning set forth in Section 4.15(a).

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Company Patents” has the meaning set forth in Section 4.15(a).

“Company Units” has the meaning set forth in the Recitals.

“Consent” means any approval, consent, ratification, waiver or other authorization from, or notice to, any Person.

“Consideration Recipients” means holders of Company Units and Phantom Equity Awards set forth on the Consideration Spreadsheet.

“Consideration Spreadsheet” means the payment allocation schedule conforming to the requirements of Section 2.2(d), attached hereto as Exhibit B.

“Contingent Workers” has the meaning set forth in Section 4.21(a).

“Contract” means any contract, agreement, commitment, understanding, order, license, note, loan, bond, mortgage, indenture, lease or other legally binding instrument or arrangement, in each case oral or written.

“Contribution” means revenue less operating expenses (excluding interest expense, income tax expense, corporate or unallocated expenses, and other non-cash or non-recurring items principally comprised of depreciation and amortization, stock-based compensation and acquisition, disposition, realignment costs) for the applicable entity or division, each such financial measure as calculated in accordance with GAAP. “Contribution” is intended to be determined consistently with Buyer’s reporting of Segment Contribution Adjusted EBITDA in Buyer’s Form 10-K for the fiscal year ended December 31, 2017.

“Contribution Targets” means collectively, the 2018 Contribution Target, the 2019 Contribution Target and the 2020 Contribution Target, and each, a “Contribution Target”.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

“Current Assets” means, as of 12:01 a.m. Eastern time on the Closing Date, the current assets of the Company that would be reflected as current assets on a balance sheet of the Company prepared in accordance with the Example Calculation and the Company’s accounting historical practices; provided, Current Assets expressly excludes Closing Cash and all Taxes.

“Current Liabilities” means, as of 12:01 a.m. Eastern time on the Closing Date, all current liabilities of the Company that would be reflected as current liabilities on a balance sheet of the Company prepared in accordance with the Example Calculation and the Company’s accounting historical practices; provided, that Current Liabilities expressly excludes all Taxes, Closing Indebtedness and Transaction Expenses.

“Customer” has the meaning set forth in Section 4.22(b).

“Customer Data” has the meaning set forth in Section 4.15(j).

“Determination Date” has the meaning set forth in Section 2.6(b).

“Disclosure Schedules” means the Disclosure Schedules attached hereto.

“Dollars” and “$” each mean the lawful money of the United States of America.

“Employee Plan” means: (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) each stock option, stock purchase, phantom stock, equity-

related, bonus or incentive award, commission, severance, retention, deferred compensation, employment, consulting/independent contractor, advisor, loan, executive compensation, change in control, supplemental income, vacation or paid time off, health and welfare, fringe, retirement, profit-sharing and each other employee benefit plan, program, policy, practice, contract, agreement, and arrangement, not described in (A) above; and (C) each plan or arrangement providing compensation to employee and non-employee directors.  In the case of an Employee Plan funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Plan shall include a reference to such trust, organization or other vehicle.

“Entity” means any corporation, sole proprietorship, firm, trust, partnership, limited liability company, joint venture, trust, unincorporated organization or other form of business or legal entity.

“Environmental Law” means all applicable federal, state, local and foreign statutes, regulations, and legally binding judicial and administrative orders and determinations concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“Environmental Permit” means any Permit of a Governmental Authority required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Estimated Cash” means the estimated amount of Cash as of immediately prior to the Closing as set forth on the Closing Certificate.

“Estimated Closing Adjustment” means the positive or negative difference of (i) the amount (if any) by which the Estimated Cash exceeds the Target Cash; minus (ii) the absolute value of the Estimated Transaction Expenses; minus (iii) the positive value, if any, of the Estimated Pre-Closing Taxes (other than Taxes taken into account in Transaction Expenses), minus (iv) the absolute value of the Estimated Indebtedness; minus (vi) the Estimated Working Capital Shortfall, plus (vii) the Estimated Working Capital Surplus.

“Estimated Indebtedness” means the estimated amount of Indebtedness as of immediately prior to the Closing as set forth on the Closing Certificate.

“Estimated Pre-Closing Taxes” means the estimated amount of unpaid Pre-Closing Taxes as of the end of the day on the Closing Date as set forth on the Closing Certificate.

“Estimated Transaction Expenses” means the estimated amount of unpaid Transaction Expenses as of immediately prior to the Closing as set forth on the Closing Certificate.

“Estimated Working Capital” means the estimated Working Capital at Closing.

“Estimated Working Capital Shortfall” means the amount, if any, by which the Working Capital Target exceeds the Estimated Working Capital.

“Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Working Capital exceeds the Working Capital Target.

“Example Calculation” means the example calculation of Working Capital attached hereto as Exhibit A hereto. The Parties agree that the Current Assets and Current Liabilities taken into account in calculating Working Capital shall be consistent with the accounts set forth in the Example Calculation.

“Excluded Claims” has the meaning set forth in Section 6.3(a).

“Final Closing Adjustment” means the positive or negative difference of (i) the amount (if any) by which the Cash exceeds the Target Cash, minus (ii) the amount (if any) by which the Target Cash exceeds the Cash, minus (iii) the amount of unpaid Transaction Expenses as of immediately prior to the Closing Date, minus (iv) the absolute value of the Indebtedness as of immediately prior to the Closing, minus (v) the positive value, if any, of the amount of unpaid Pre-Closing Taxes as of the end of the day on the Closing Date (other than Taxes taken into account in Transaction Expenses), minus (vi) the Final Working Capital Shortfall, plus (vii) the Final Working Capital Surplus.

“Final Working Capital” means the Working Capital of the Company, as finally determined in accordance with Section 2.5.

“Final Working Capital Shortfall” means the amount, if any, by which the Working Capital Target exceeds the Final Working Capital, as determined in accordance with Section 2.5.

“Final Working Capital Surplus” means the amount, if any, by which the Final Working Capital exceeds the Working Capital Target, as determined in accordance with Section 2.5.

“Financial Statements” means (i) the unaudited balance sheet of the Company as of April 30, 2018 (the “Reference Balance Sheet”) and the related statements of income and cash flows for the four (4)-month period then ended, and (ii) the compiled balance sheet of the Company as of December 31, 2017 and the related statements of income and cash flows for the 12-month period then ended.

“Flow of Funds” has the meaning set forth in Section 7.1(h).

“Founders” means Alexia Brue and Melisse Gelula, and each individually, a “Founder”.

“Fraudulent Breach” means an act committed by a Party with intent to deceive another Party and requires (a) a false representation of any material fact or matter set forth in this Agreement (including the Disclosure Schedules hereto); (b) with knowledge that, or a reckless disregard that, such representation is false; (c) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that Party, justifiably relying upon such false representation, to take or refrain from taking action; and (e) causing that Party to suffer Losses.

“Fundamental Representations” means the representations and warranties contained in Sections 3.1 (Organization, Authority, Due Execution and Binding Effect), and 3.5 (Ownership; No Liens), and the representations and warranties contained in Sections 4.2 (Authority, Due Execution and Binding Effect), 4.6 (Capitalization), 4.18 (Taxes) and 4.19 (Brokers).

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, as consistently applied by the Company.

“General Indemnity Cap” means $[***].

“Good Reason” means that a Founder has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by Buyer without the Founder’s prior written consent: (i) the material diminution in Founder’s responsibilities, authority and function, unless the result of conduct constituting Cause; (ii) a reduction in Founder’s base salary, bonus opportunity or other incentive pay, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in Founder’s base salary, bonus opportunity or other incentive pay that is pursuant to a salary reduction program affecting substantially all of the senior level employees of Buyer and that does not adversely affect Founder to a greater extent than other similarly situated employees; (iii) a requirement by Buyer that Founder relocate Founder’s principal location of employment to a location that is outside of the Boroughs of Manhattan or Brooklyn of New York City, provided that Good Reason shall not include the need to travel to Buyer’s Offices and elsewhere as part of Founder’s management of the New Division; or (iv) a material breach of any agreement between Buyer and such Founder.  “Good Reason Process” means that (i) Founder has reasonably determined in good faith that a Good Reason condition has occurred; (ii) Founder has notified Buyer in writing of the first occurrence of the Good Reason condition within thirty (30) days of the first occurrence of such condition; (iii) Founder has cooperated in good faith with Buyer’s efforts, for a period not less than thirty (30) days following such notice (the “Good Reason Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) Founder terminates Founder’s employment within thirty (30) days after the end of the Good Reason Cure Period.  If the Company cures the Good Reason condition during the Good Reason Cure Period, Good Reason shall be deemed not to have occurred.

“Governmental Authority” means any national, federal, state, provincial, municipal, local, foreign or other government, governmental, legislative, Tax, regulatory or administrative authority, agency or commission or any court, tribunal or other judicial body, in each case having jurisdiction over the Company, the Business or their respective properties or operations.

“Governmental Authorizations” means any licenses, permits, certificates, permissions, variances, clearances, qualifications, notifications, exemptions, classifications, registrations, franchises, approvals, orders or similar authorizations, or any waivers of the foregoing, issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, or filings with any Governmental Authority.

“Hazardous Materials” means any chemical, material or substance defined or regulated as toxic, hazardous, a pollutant, or contaminant under any applicable Environmental Law, and includes petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos containing materials and polychlorinated biphenyls.

“Holdback Amount” means $750,000.

“Indebtedness” means, without duplication: (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which such Person assures a creditor against loss (including, contingent reimbursement liability with respect to letters of credit), (iv) any indebtedness guaranteed in any manner by such Person (including, guarantees in the form of an agreement to repurchase or reimburse); provided,  however, if the stated amount of an indebtedness

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

guarantee is less than the indebtedness guaranteed obligation, only the lesser amount shall be considered Indebtedness, (v) all obligations under leases required to be capitalized in accordance with GAAP, and (vi) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the applicable date.  Notwithstanding the foregoing, “Indebtedness” expressly excludes: (A) the Transaction Expenses, (B) trade payables and accrued expenses arising in the Ordinary Course of Business and (C) Current Liabilities included as part of Working Capital.

“Indemnifying Party” means a Party to this Agreement that is or may be required to provide indemnification under this Agreement.

“Intellectual Property” means any and all of the following, as they exist throughout the world: (A) patents, patent applications of any kind and patent rights (collectively, “Patents”); (B) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans, Internet domain names, rights to social media accounts, and other indicia of source, or origin, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, customer and supplier lists, customer and supplier records, pricing and cost information, reports, software development methodologies, technical information, proprietary business information, plans, ideas, discoveries, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), testing procedures, testing results, Beta testing procedures, Beta testing results, and rights under applicable trade secret Law in the foregoing (collectively, “Trade Secrets”); (E) rights of publicity and privacy and data protection rights; (F) all content created and used in connection with the Business (the “Business Content”) and (G) Claims of infringement and misappropriation against third parties.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (i) in the case of an individual, the actual knowledge after reasonable investigation of such individual, and (ii) in the case of the Company, the actual knowledge after reasonable investigation of Alexia Brue, Melisse Gelula and Jessica Muse.

“Law” or “Laws” means all applicable federal, state, provincial, municipal, international or multinational legislation, statutes, directives, regulations, laws, judgments, decisions, decrees, orders, instruments, by-laws and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and supranational bodies, rules of common law, customary law and equity and all civil and other codes and provisions of collective agreements approved or extended by any governmental order, and all other laws of, or having effect in, any jurisdiction from time to time and whether before or after the date of this Agreement where the Company does business or which apply to the Company.

“Leased Real Property” means the real property presently leased by or subject to an agreement to lease or sublease or other use or occupancy agreement by the Company.

“Liabilities” means any and all actual debts, liabilities, and obligations, whether contingent, fixed or absolute, direct or indirect, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, known or unknown, due or to become due, that are required to be reflected on a balance sheet prepared in accordance with GAAP.

 “Lien” means any mortgage, pledge, security interest, encumbrance, lien, deed of trust, option, right of first refusal, right of way, restriction, charge, easement, encroachment, license, conditional sale agreement or other title retention agreement, security agreement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or other adverse claim on the ownership, rights, powers, designations or privileges of any nature.

“Lien Release” has the meaning set forth in Section 2.3.

“Losses” means any Claims, Liabilities, Taxes, Actions, Orders, deficiencies, assessments, damages, dues, penalties, fines, fees, interest, amounts paid in settlement, losses, costs and expenses (including reasonable attorneys’ fees and accountants’ fees and expenses and other experts and other expenses of any Action or investigation) provided that “Losses” shall not include (a) exemplary or punitive damages (unless awarded in respect of a Third-Party Claim) or (b) any damages or Losses that were not the reasonably foreseeable result of such breach without regard to any special circumstances of the non-breaching party.

“Marks” has the meaning set forth in the definition of “Intellectual Property”.

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect that, individually or in the aggregate with all other events, circumstances, changes, occurrences or effects, has or would reasonably be expected to have a material and adverse effect upon the assets, liabilities, financial condition or operating results of the Company, taken as a whole; provided,  however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse event, circumstance, change, occurrence or effect arising from or resulting from (i) any change in general business or economic conditions, (ii) any change that generally affects any industry in which the Company or any member of the Company operates, (iii) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (iv) changes in Law or GAAP, (v) natural disasters, or (vi) any failure of  the Company to meet any projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); provided further, in the case of clauses (i) through (v) that such change or event does not disproportionately adversely affect the Company as compared to competitors of the Company or other similarly situated businesses.

“Material Contract” has the meaning set forth in Section 4.14(a).

“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

“New Division” means the newly established fitness and wellness division of Buyer which shall consist of: the Company, LIVESTRONG.COM (including the My Plate app) and Leaf TV.

“Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source or copyleft source code license

(including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any award, injunction, assessment, judgment, decree, writ, order, ruling or verdict or other decision entered, issued, made, or rendered by any Governmental Authority.

“Organizational Documents” means the certificate or articles of incorporation, article of association, charter, certificate of formation, bylaws, trust agreement, operating agreement or similar document adopted or filed in connection with the creation, formation, organization and governance of a Person, and any amendment to any of the foregoing.

“Ordinary Course of Business” means, with respect to the Company, actions taken in the ordinary course of business consistent with past practices of the Company.

“Parties” means, collectively, the Sellers, the Company and Buyer, and each a “Party.”

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“Payoff Letter” has the meaning set forth in Section 2.3.

“PEO” means Justworks Employment Group LLC.

“Permits” has the meaning set forth in Section 4.12.

“Permitted Lien” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Liens for Taxes, assessments, charges, levies or other Claims not yet due and payable and for which adequate reserves have been established in accordance with GAAP; (ii) Liens arising by operation of Law, such as materialmen’s, mechanics’ carriers’, warehousemen’s, workmen’s and repairmen’s liens and other similar liens for amounts not yet due and payable, which do not and are not reasonably expected to, individually or in the aggregate, materially impair the marketability, value or use and enjoyment of the asset subject to the Lien; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; and (iv) easements, reserves, servitudes, encroachments, rights of way or other imperfections of title or possession which are as of record on the date hereof and the existence of which do not and are not reasonably expected to, individually or in the aggregate, materially impair the marketability, value or use and enjoyment of the asset subject to the Lien.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means information and data concerning an identified or identifiable natural person that is protected by Privacy Laws and Requirements, including any such information relating to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms or mediums.

“Phantom Equity Awards” means (i) the award of 40,000 Class B Phantom Equity Interests pursuant to the Well+Good LLC Class B Phantom Equity Award Agreement, effective as of May 30, 2018 between the Company and Jessica Muse and (ii) the award of 10,000 Class B Phantom Equity Interests pursuant to the Well+Good LLC Class B Phantom Equity Award Agreement, effective as of May 30, 2018, between the Company and Tyler Del Vento.

“Pre-Closing Period” means any taxable period or portion of a period ending on or before the Closing Date.

“Pre-Closing Taxes” means (A) any Taxes for which the Company is liable that are attributable to any Pre-Closing Period; (B) any Taxes of any Seller for any Tax period; (C) any Taxes for which the Company is liable as a result of the Company being (or ceasing to be) on or prior to the Closing Date a transferee or successor by Contract or otherwise, which relate to an event occurring on or before the Closing Date; and (D) any Taxes of the Company as a result of an express obligation arising on or prior to the Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person.

“Preferred Return Amount” means $4,287.18.

“Privacy Laws and Requirements” has the meaning set forth in Section 4.24.

“Private Information” has the meaning set forth in Section 4.24.

“Pro Rata Portion” means, for each Consideration Recipient and/or Seller, the percentage set forth opposite such Consideration Recipient’s and/or Seller’s name on the Consideration Spreadsheet under the applicable heading “Pro Rata Portion.”

“Reference Balance Sheet” has the meaning set forth in the definition of “Financial Statements.”

“Released Parties” has the meaning set forth in Section 6.3(a).

“Releasing Parties” has the meaning set forth in Section 6.3(a).

“Responsible Seller” has the meaning set forth in Section 8.8.

“Restricted Period” has the meaning set forth in Section 6.4(a).

“Revenue” shall mean the Company’s or the New Division’s revenue for the applicable period, as calculated in accordance with GAAP.

“Revenue Targets” means collectively, the 2018 Revenue Target, the 2019 Revenue Target and the 2020 Revenue Target, and each, a “Revenue Target”.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Straddle Period” has the meaning set forth in Section 6.6(a).

“Subsidiary” means with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or of other Persons performing similar functions, or to receive more than 50% of the profits or losses, of such other Person is directly or indirectly owned or controlled by such Person, by one or more of such Person’s Subsidiaries (as defined in the preceding clause) or by such Person and any one or more of such Person’s Subsidiaries;

“Supplier” has the meaning set forth in Section 4.22(a).

“Target Cash” shall mean Zero Dollars ($0.00).

“Tax” or “Taxes” means: (i) any federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, capital gains, capital stock or shares, value added, excise, ad valorem, stamp, gains, severance, occupation, premium, windfall profit, real property, personal property, intangibles, withholding, social security, workers’ compensation, unemployment, disability, payroll, net worth, escheat, unclaimed property, license, employee or other tax, fees, levies, duties, tariffs, customs, assessments, imposts and other like charges of a similar nature imposed by a Governmental Authority, including any interest, penalties, or additions to tax and additional amounts or costs incurred or imposed by a Governmental Authority in respect of the foregoing whether disputed or not; (ii) any Liabilities for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any Liabilities for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liabilities for taxes of a predecessor Entity.

“Tax Representations” means the representations and warranties contained in Section 4.18.

“Tax Return” means any return, declaration, schedule, report, estimate, Claim for refund, information return or statement relating to any Taxes, including any schedule or attachment thereto and including any amendment thereof, filed or required to be filed with any federal, state, local, foreign or other Tax authority.

“Third Party Claim” means any Claim, issuance of any Order or the commencement of any Action by any Person who is not a party to this Agreement or an Affiliate of a party, including without limitation any Governmental Authority.

“Third Party IP Assets” has the meaning set forth in Section 4.15(d).

“Threshold” means an amount equal to $[***].

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Expenses” means, in each case to the extent unpaid as of immediately prior to Closing, (i) the aggregate amount of the fees, expenses and other amounts that have been paid or that will become payable or are otherwise incurred by the Company and/or any of their respective Affiliates in connection with the preparation, negotiation and enforcement of this Agreement and otherwise in connection with the Transactions, including the fees and expenses of any broker, investment banker or financial advisor, any legal, accounting fees and expenses, (ii) any stay, retention, sale or change of control payment, any payment made pursuant to any deferred compensation plan, phantom stock plan, stock appreciation plan, bonus plan or similar arrangement, or other payment required to be made to any current or former director, officer, employee, contractor, consultant or agent as a result of, or in connection with, this Agreement and the Transactions, including the employer portion of any payroll,

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

employment or similar Taxes payable by the Company with respect to any of the foregoing and (iii) any costs or expenses in connection with the Amended Tax Returns.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Acquisition.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means Current Assets minus Current Liabilities.

“Working Capital Target” means an amount equal to $0.

ARTICLE II

PURCHASE AND SALE OF THE COMPANY UNITS

2.1        Purchase and Sale of the Company Units.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from such Seller, all of such Seller’s rights, title and interest in and to the Company Units held by such Seller, free and clear of any Liens (other than restrictions on transfer of securities under applicable federal and state securities Laws).

2.2        Purchase Price; Closing Payments.

(a)         The aggregate purchase price for the Company Units shall be an amount equal to the Aggregate Consideration.

(b)         At the Closing, Buyer shall pay, or cause to be paid by wire transfer of immediately available funds in accordance with the Consideration Spreadsheet:

(i)          to each holder of Class A Units of the Company, such holder’s Pro Rata Portion of the Preferred Return Amount;

(ii)         to each Consideration Recipient, such Consideration Recipient’s Pro Rata Portion of the Closing Consideration, by wire transfer to an account designated by such Consideration Recipient; and

(iii)       on behalf of the Company, an amount equal to the Closing Indebtedness and Transaction Expenses, in the amounts and to the Persons identified in the applicable Payoff Letters.

(c)         The Holdback Amount shall be held and released in accordance with the terms of Section 8.4 of this Agreement.

(d)         The Company shall deliver to Buyer the Consideration Spreadsheet, certified by the Chief Executive Officer of the Company and accurately setting forth: (i) the name and address of each Consideration Recipient; (ii) the number of Company Units and Phantom Equity Awards held by each Consideration Recipient immediately prior to the Closing; (iii) the Pro Rata Portion of the Preferred Return Amount which each such Consideration Recipient is to receive at Closing; (iv) the dollar amount of the Preferred Return Amount which each such Consideration Recipient is to receive at Closing; (v) the Pro Rata Portion of the Closing Consideration which each such Consideration Recipient is to receive at Closing; (vi) the dollar amount of the Closing Consideration which each such Consideration Recipient is to receive at Closing; (vii) the Pro Rata Portion of the Holdback Amount attributable to each of the Consideration Recipients; (viii) the Pro Rata Portion of the Additional Consideration Payment attributable to each respective Consideration Recipient; (ix) the Pro Rata Portion of Losses pursuant to Section 8.4(a)(ii) and Section 8.8(b) for each Seller; and (x) wire instructions for each Seller.  Buyer shall have the right to rely upon the information contained in the Consideration Spreadsheet in all respects.

2.3        Closing Indebtedness and Transaction Expenses. Two (2) Business Days prior to the Closing Date, the Company delivered to Buyer a payoff letter or final invoice from each Person to whom any Closing Indebtedness or Transaction Expense is owed (each, a “Payoff Letter”), which Payoff Letters acknowledge the aggregate principal amount, all accrued but unpaid interest and all premiums, penalties, fees and expenses constituting the Closing Indebtedness and Transaction Expenses, together, if applicable, with Lien releases to release all Liens securing any such Closing Indebtedness and Transaction Expenses upon the repayment in full of such Closing Indebtedness and Transaction Expenses (each, a “Lien Release”).

2.4        Closing.    Upon the terms and subject to the conditions set forth in this Agreement, the Closing shall take place on the date hereof (the “Closing Date”) remotely by delivery via facsimile or portable document format (.pdf) transmission of the documents to be delivered at the Closing and wire transfer of the payments to be made in accordance with this Agreement, or in such other manner as the Parties hereto may mutually agree.   All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

2.5        Adjustment.

(a)         Closing Certificate.  Prior to the Closing Date, the Company delivered, or caused to be delivered, to Buyer the Closing Certificate, which sets forth the Company’s reasonable, good faith estimate of the Estimated Cash, the Estimated Indebtedness, the Estimated Working Capital, the Estimated Transaction Expenses, the Estimated Pre-Closing Taxes and the Estimated Closing Adjustment, together with reasonably detailed back-up calculations.

(b)         Calculation of Final Closing Adjustment.  Within ninety (90) days after the Closing Date, Buyer will deliver to Sellers a closing balance sheet of the Company, prepared in accordance with GAAP (the “Closing Balance Sheet”), which shall set forth the Closing Consideration Overpayment or Closing Consideration Underpayment, if any, the amount of Cash, the amount of Indebtedness as of immediately prior to the Closing, the amount of Transaction Expenses unpaid as of immediately prior to the Closing, the amount of unpaid Pre-Closing Taxes as of the Close of Business on the Closing Date, as well as the Final Working Capital and the Final Closing Adjustment (such amounts, the “Closing Calculations”; and such statement, the “Closing Statement”).  At the time Buyer delivers the Closing Statement to Sellers, Buyer shall also deliver to the Sellers reasonable detail supporting the Closing Calculations. From the time Buyer delivers the Closing Statement and thereafter until the Closing Calculations have each been finally resolved pursuant to this Section 2.5, Buyer will make available to Sellers, at the written request of Sellers, on a reasonably timely basis all records and work papers used in preparing the Closing Statement that are reasonably necessary for Sellers to confirm Buyer’s computations therein.

(c)            Review by Sellers.  If Sellers disagree with the Closing Calculations, Sellers may, within forty-five (45) days after the receipt of the Closing Statement, deliver a written notice (an “Objection Notice”) to Buyer setting forth Sellers’ computation of any or all of the Closing Calculations, as the case may be, and such information, arguments and support used in preparing such computation.  If Buyer has not received an Objection Notice within forty-five (45) days after Sellers have received the Closing Statement, then the parties will be deemed to have agreed to all of the Closing Calculations and such amounts shall be deemed final and binding on the parties hereto.  If Buyer has received an Objection Notice within forty-five (45) days after Sellers have received the Closing Statement, Buyer and Sellers will attempt, in good faith, to resolve any disputes, as set forth in the Objection Notice, as to the computation of any disputed Closing Calculations.  If Buyer and Sellers do not achieve final resolution within thirty (30) days after Buyer has received the Objection Notice, then Buyer and Sellers will retain an accounting firm of recognized national standing which is independent with respect to Buyer and Sellers (the “Accountant”), to resolve any remaining disputes.  The Accountant will consider only those items and amounts in the Closing Statement set forth in the Objection Notice which Buyer and Sellers are unable to resolve.  Buyer and Sellers shall each make a submission to the Accountant within twenty (20) days after the Accountant’s engagement, which submission shall contain a computation of the Closing Calculations and information, arguments, and support for such computation.  The Accountant shall review such submissions and base its determination solely on such submissions (without an independent review).  In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Sellers or less than the smallest value for such item claimed by Buyer or Sellers.  The Accountant’s determination will be based on the definitions contained in this Agreement of each of individual components of the Closing Calculations.  The determination of the Accountant will be conclusive and binding upon the parties.  Sellers and Buyer shall pay the portion of the fees and costs of the Accountant (“Accountant Costs”), if any, determined by multiplying the amount of the Accountant Costs by a fraction the numerator of which is (with respect to each party) (A) the positive difference between (1) the aggregate Final Closing Adjustment submitted by such party to the Accountant on the Closing Statement or Objection Notice, as applicable and (2) the determination of the actual Final Closing Adjustment made by the Accountant and the denominator of which is (B) the aggregate difference between each party’s submission of the amount of Final Closing Adjustment as set forth on the Closing Statement or Objection Notice, as applicable.

(d)         Post-Closing Adjustment to Closing Consideration.  Once the Final Closing Adjustment is finally determined in accordance with Section 2.5 of this Agreement or by the written agreement of Buyer and Sellers, as the case may be, if the determination of the Final Closing Adjustment results in a Closing Consideration Underpayment then such Closing Consideration Underpayment shall be paid in cash, to Consideration Recipients, within ten (10) Business Days after such determination.  If the determination of the Final Closing Adjustment results in a Closing Consideration Overpayment, then the amount of such Closing Consideration Overpayment shall be paid by Consideration Recipients to Buyer, or Buyer shall collect any such Closing Consideration Overpayment due to Buyer from the Holdback Amount or the Additional Consideration Payments (if any), at Buyer’s election, within ten (10) Business Days after such determination.

2.6        Additional Consideration.

(a)         Additional Consideration Payments. As additional consideration for the Company Units, at such times as provided for in this Section 2.6, Buyer, or a designee of Buyer, shall pay to Consideration Recipients (in accordance with the Consideration Spreadsheet) with respect to each Additional Consideration Period an amount, if any, as set forth below (each, an “Additional Consideration Payment”):

(i)          In the event that each of the Revenue and the Contribution of the Company for the 2018 Additional Consideration Period are equal to at least [***] percent  ([***]%) of the 2018 Revenue Target and 2018 Contribution Target, respectively, Buyer shall pay to each Consideration Recipient his or her Pro Rata Portion of the product of the Additional Consideration Percentage Earned multiplied by the 2018 Additional Consideration Opportunity, provided that such amount shall not exceed the 2018 Additional Consideration Cap.

(ii)         In the event that each of the Revenue and the Contribution of the New Division for the 2019 Additional Consideration Period are equal to at least [***] percent ([***]%) of the 2019 Revenue Target and 2019 Contribution Target, respectively, Buyer shall pay to each Consideration Recipient his or her Pro Rata Portion of the product of the Additional Consideration Percentage Earned multiplied by the 2019 Additional Consideration Opportunity, provided that such amount shall not exceed the 2019 Additional Consideration Cap.

(iii)       In the event that each of the Revenue and the Contribution of the New Division for the 2020 Additional Consideration Period are equal to at least [***] percent ([***]%) of the 2020 Revenue Target and 2018 Contribution Target, respectively, Buyer shall pay to each Consideration Recipient his or her Pro Rata Portion of the product of the Additional Consideration Percentage Earned multiplied by the 2020 Additional Consideration Opportunity, provided that such amount shall not exceed the 2020 Additional Consideration Cap.

(b)         Reduction of Payments.   After the Closing Date, if one or both of the Founders is terminated for Cause or leaves without Good Reason, the Additional Consideration Payments shall be reduced as follows:

(i)          If Buyer terminates the employment of one of the Founders for Cause or one of the Founders leaves without Good Reason prior to the end of the 2018 Additional Consideration Period, the Additional Consideration Payment for each of the 2018 Additional Consideration Period, 2019 Additional Consideration Period and 2020 Additional Consideration Period shall be reduced by fifty percent (50%).

(ii)         If Buyer terminates the employment of both of the Founders for Cause or both of the Founders leave without Good Reason prior to the end of the 2018 Additional Consideration Period, the Additional Consideration Payment for each of the 2018 Additional Consideration Period, 2019 Additional Consideration Period and 2020 Additional Consideration Period shall be reduced by one hundred percent (100%).

(iii)       If Buyer terminates the employment of one of the Founders for Cause or one of the Founders leaves without Good Reason prior to the end of the 2019 Additional Consideration Period, the Additional Consideration Payment for each of the 2019 Additional Consideration Period and 2020 Additional Consideration Period shall be reduced by twenty percent (20%).

(iv)        If Buyer terminates the employment of both of the Founders for Cause or both of the Founders leave without Good Reason prior to the end of the 2019 Additional Consideration Period, the Additional Consideration Payment for each of the 2019 Additional Consideration Period and 2020 Additional Consideration Period shall be reduced by forty percent (40%).

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(v)         If Buyer terminates the employment of one of the Founders for Cause or one of the Founders leaves without Good Reason prior to the end of the 2020 Additional Consideration Period, the Additional Consideration Payment for the 2020 Additional Consideration Period shall be reduced by ten percent (10%).

(vi)        If Buyer terminates the employment of both of the Founders for Cause or both of the Founders leave without Good Reason prior to the end of the 2020 Additional Consideration Period, the Additional Consideration Payment for the 2020 Additional Consideration Period shall be reduced by twenty percent (20%).

(c)         Acceleration upon a Change of Control. In the event that after the Closing Date there occurs a sale or other disposition of all or substantially all of the assets of Buyer, or a merger, consolidation, recapitalization or other transaction in which any Person who is not an owner of an interest in Buyer on the Closing Date becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all interests in Buyer (a “Change of Control”), and such Change of Control materially impairs the ability of the Company or the New Division, as applicable, to achieve the Additional Consideration Targets that correspond to the Additional Consideration Period in which the Change of Control has occurred, Buyer shall pay the remaining Additional Consideration Payment to be paid to Consideration Recipients for such Additional Consideration Period within ten (10) Business Days of such determination, provided that the Additional Consideration Payment for such Additional Consideration Period shall be calculated assuming that each of the Target Revenue and Target Contribution amounts have been met exactly.

(d)         Acceleration Upon Certain Events.

(i)          In the event that (i) Buyer elects to discontinue the New Division or materially impairs the ability of the Company or the New Division, as applicable, to achieve the Additional Consideration Targets that correspond to the Additional Consideration Period in which such impairment has occurred, or (ii) both Founders are terminated without Cause or leave for Good Reason (the final determination of the occurrence of (i) or (ii), each a “Determination Date”), the performance through the Determination Date for each of the Revenue Targets and Contribution Targets shall be calculated and extrapolated, on a straight-line basis, through the remainder of the Additional Consideration Period and the Additional Consideration Payments shall be paid, if and to the extent such Revenue Targets and Contribution Targets are achieved in any Additional Consideration Period, in accordance with and subject to Section 2.6(a).  Such accelerated payments shall be made within ten (10) Business Days after the Determination Date.

(ii)         In the event that one of the Founders (but not both) is terminated without Cause or leaves for Good Reason, performance through the date of such departure for each of the Revenue Targets and the Contribution Targets shall be calculated and extrapolated, on a straight-line basis, through the remainder of the Additional Consideration Period, and fifty percent (50%) of the Additional Consideration Payments shall be paid, if and to the extent such Revenue Targets and Contribution Targets are achieved in the Additional Consideration Periods.  Such accelerated payments shall be made within ten (10) Business Days after the date of departure of either Founder hereunder. Thereafter, Consideration Recipients shall remain eligible for Additional Consideration Payments in the Additional Consideration Period, net of any accelerated Additional Consideration Payments made pursuant to the first sentence of this Section 2.6(d)(ii) and subject to achievement of the applicable Additional Consideration Targets.

(e)         Setoff.  Upon thirty (30) days written notice to Sellers, Buyer shall have the right to withhold and set off against any amount otherwise payable pursuant to this Section 2.6 (i) the amount of any Closing Consideration Overpayment owed by Consideration Recipients pursuant to Section 2.5(d) hereof and (ii) all indemnification payments validly and finally agreed or determined in accordance the provisions of Article VIII due to any Buyer Indemnified Party

(f)         Buyer Efforts.  (i) Buyer agrees to act in good faith in the management of the Business.  As used herein, to “act in good faith” means to act in any manner other than with the intent to prevent the achievement or satisfaction of the conditions which would give rise to any obligations on the part of Buyer to pay an Additional Consideration Payment hereunder. (ii) The Company and the Sellers acknowledge that Buyer has a fiduciary obligation to operate the business in the best interests of its stockholders, and any potential obligation to pay the Additional Consideration Payments will not create any express or implied obligation to operate the business in any particular manner in order to maximize such Additional Consideration Payments. Without limiting clause (i) hereof, the Company and the Sellers are not relying on any representation of Buyer or any other Person with regard to the operation of the Business or the New Division post-Closing, and neither Buyer nor any other Person has provided, or can provide, any assurance to the Sellers that any Additional Consideration Payments will in fact be earned and paid.

(g)          No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Additional Consideration Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) no Consideration Recipient shall have any rights as a securityholder of Buyer or the Company as a result of the contingent right to receive any Additional Consideration Payment hereunder, and (iii) except as set forth in Section 2.6(j), no interest is payable with respect to any Earn-out Payment.

(h)          Notice of  Additional Consideration Payment.  Buyer will provide written notice to Sellers within ninety (90) days following the end of each of the 2018 Additional Consideration Period, the 2019 Additional Consideration Period and the 2020 Additional Consideration Period, which notice shall state the amount of the Additional Consideration Payment that shall have been earned, together with the calculation thereof and reasonable supporting documentation (each, an “Additional Consideration Notice”).

(i)           Dispute Resolution.  Buyer shall and shall cause the Company, the New Division and their respective Affiliates to provide Sellers and Sellers’ accountants with full access during normal business hours to the business records of the Company, the New Division and its Affiliates to the extent necessary for Sellers and Sellers’ accountants review of the amounts and calculations set forth in an Additional Consideration Notice. If Sellers have a dispute with either (i) any of the matters set forth in an Additional Consideration Notice or (ii) whether a particular Target has been achieved, then Sellers must deliver a written notice to Buyer of such dispute (an “Additional Consideration Dispute Notice”) no later than 5:00 p.m. (Pacific time) on the thirtieth (30th) day after the date on which Buyer delivers the Additional Consideration Notice (the “Additional Consideration Dispute Deadline”); provided, however, that Sellers may extend an Additional Consideration Dispute Deadline by providing written notice to Buyer prior to an Additional Consideration Dispute Deadline to allow Sellers’ accountants to complete their review of the applicable Additional Consideration Notice.  If Sellers fail to deliver an Additional Consideration Dispute Notice prior to the Additional Consideration Dispute Deadline, then the matters set forth in the Additional Consideration Notice or Buyer’s determination as to whether a particular Target has been achieved as set forth in the Additional Consideration Notice, as the case may be, shall be considered final and binding on Sellers.  If Sellers deliver an Additional Consideration Dispute Notice prior to the Additional Consideration Dispute Deadline, Sellers and Buyer shall attempt in good faith for thirty (30) days after Buyer’s receipt of the Additional Consideration Dispute Notice to resolve any such dispute.  If no such resolution can be reached during the thirty (30) day period for good faith negotiation, as the exclusive means of resolving any dispute arising out of or relating to this Section, any such dispute shall be resolved by arbitration, using the Commercial Arbitration Rules (the “Arbitration Rules”) of JAMS as in effect from time to time.  The parties agree that any final arbitration hearing shall be held in Santa Monica, CA.  The arbitrator shall be a licensed attorney or retired judge mutually agreed by Buyer and Sellers selected in accordance with the Arbitration Rules.  Judgment on the award rendered in any such arbitration may be entered in any state or federal court having jurisdiction of the debtor party, any of its assets or the award.  All applicable statutes of limitation shall apply to any dispute.   Except to the extent required for enforcement of an award, all arbitral proceedings conducted under this Section 2.6(i) must be kept confidential in accordance with this Agreement, and all information or instruments disclosed in such arbitral proceeding must only be used for those proceedings. In the event that the Parties or an arbitrator determine that either the Revenue or Contribution listed by Buyer in an Additional Consideration Notice were inaccurate by an amount equal to or greater than five percent (5%) compared to the actual Revenue and Contribution achieved for such Additional Consideration Period, Buyer shall be responsible for all Sellers’ reasonable and documented accounting costs incurred in connection with the review and dispute of such Additional Consideration Notice.

(j)          Timing of Payments.  Notwithstanding anything to the contrary herein, in the event the Consideration Recipients become entitled to receive an Additional Consideration Payment, Buyer shall (subject to Buyer’s set-off rights described in Section 2.6(e)) pay to each Consideration Recipient such Consideration Recipient’s Pro Rata Portion of the applicable Additional Consideration Payment(s) within ten (10) Business Days after such Additional Consideration Payment is finally determined in accordance with Section 2.6(i) hereof; provided, further, that any Additional Consideration Payments that are not paid within ten (10) Business Days after such Additional Consideration Payment is finally determined in accordance with Section 2.6(i) hereof shall be subject to interest of four percent (4%), and Buyer shall be responsible for all of Sellers’ enforcement costs (including reasonable attorneys’ fees),

2.7        Withholding. Buyer, the Company and their respective Affiliates and agents shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts that it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.  If Buyer intends to deduct or withhold any amounts from any payment made to any Seller under this Agreement, Buyer shall (i) provide such Seller at least three (3) days’ advance notice of its intent to withhold such amounts, (ii) provide the basis for such withholding, (iii) provide a reasonable opportunity for such Seller to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding and (iv) use commercially reasonable efforts to cooperate with such Seller and the advisors thereof, as applicable, to mitigate, reduce or eliminate such deduction or withholding.  For the avoidance of doubt, the preceding sentence does not apply to holders of Phantom Equity Awards.

2.8        Phantom Equity Plan. Anything to the contrary herein notwithstanding, all amounts payable hereunder to Consideration Recipients in respect of Phantom Equity Awards shall be deposited with the Company or Buyer, as the case may be, which amount shall be paid by the Company or Buyer to such holders of Phantom Equity Awards promptly, and in any event, within ten (10) Business Days, following such deposit utilizing the payroll system of the Company or Buyer and after applicable tax withholding by Buyer, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES AS TO THE SELLERS

Each Seller, severally and not jointly with any other Seller, hereby represents and warrants to Buyer as follows:

3.1        Organization, Authority, Due Execution and Binding Effect.  Such Seller has the legal right, capacity and authority to execute and deliver this Agreement and the Ancillary Agreements to which she is a party and to perform her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement and each Ancillary Agreement to which such Seller is a party have been duly and validly executed and delivered by such Seller.  Assuming the due authorization, execution and delivery by the other Parties hereto, this Agreement and such Ancillary Agreements shall constitute, upon such execution and delivery hereof, valid and binding obligations of such Seller, enforceable in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

3.2        No Conflict.  Neither the execution and delivery of this Agreement by such Seller, nor the performance by such Seller of her obligations hereunder or thereunder shall, directly or indirectly: (a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any Law, Governmental Authorization or Order to which such Seller may be subject; or (b) conflict with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) pursuant to any Contract or by which such Seller’s Company Units are bound or affected.

3.3        Governmental Authorizations.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which such Seller is a party by such Seller do not and shall not require any Governmental Authorization.

3.4        Litigation.  There are no Actions by or against such Seller pending before, or to such Seller’s Knowledge, threatened to be brought by or before, any Governmental Authority which would seek to delay or prevent the consummation of the Transactions or which would adversely affect such Seller’s performance under this Agreement or any Ancillary Agreement to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.

3.5        Ownership; No Liens.  As of the Closing Date, such Seller owns of record and beneficially all of the Company Units set forth opposite such Seller’s name on Schedule I hereto, free and clear of any Liens (other than limitations on transfers under applicable federal and state securities Laws), and has good and valid title to such Company Units.  Except as reflected on the Consideration Spreadsheet, such Seller (a) does not own, beneficially or of record, any Company Units or other equity securities of the Company other than the Company Units set forth opposite such Seller’s name on Schedule I hereto, (b) does not have any equity appreciation, phantom stock or similar rights with respect to the Company and (c) does not have any preemptive, conversion, subscription or other rights, puts, calls, warrants, options, arrangements or agreements to purchase, any Company Units or other equity securities of the Company.  No Person has any right of first refusal or any other right or interest in respect of such Seller’s Company Units and no Claim has been made or threatened against such Seller in respect of any equity securities currently or formerly owned by such Seller and there is no basis for any such

Claim. Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of Company Units and there are no other agreements or arrangements to which such Seller is a party relating to such Seller’s rights and obligations as a member of the Company.  Neither such Seller nor any of his, her or its Affiliates owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of the Company.

3.6        No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article III and the Ancillary Agreements, none of the Sellers nor any other Person on behalf of the Sellers makes any other express or implied representation or warranty with respect to any Seller or with respect to any other information provided to the Buyer or any of their representatives at any time and by any means or otherwise any other information, and each of the Sellers specifically disclaims any other representations or warranties, whether made by any of the Sellers or any of their Affiliates, agents or representatives or other Person and however made, directly or indirectly. The foregoing, however, does not in any way limit or modify the representations and warranties set forth in this Article III or in any certificate, statement or other agreement delivered pursuant to this Agreement by the Company or the Sellers, or Buyer’s right to rely thereon. This Section 3.6 shall not limit the right of any Buyer Indemnified Party to recover claims in the nature of Fraudulent Breach.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

Except as set forth in the Disclosure Schedules, the Sellers, severally and not jointly, hereby represent and warrant to Buyer as follows:

4.1        Organization and Qualification.  The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to own, lease and operate its properties and to conduct the Business as currently conducted.  The Company is duly qualified or licensed and in good standing in each jurisdiction in which the nature of the Business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not be reasonably expected to have a Material Adverse Effect.  The Company has delivered to Buyer copies of the Organizational Documents of the Company.

4.2        Authority, Due Execution and Binding Effect.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is party, to consummate the Transactions and to perform its obligations under this Agreement and such Ancillary Agreements.  This Agreement and each Ancillary Agreement to which the Company is party have been duly and validly executed and delivered by the Company.  Assuming the due authorization, execution and delivery by the other Parties hereto, this Agreement and such Ancillary Agreements shall constitute, upon such execution and delivery hereof, valid and binding obligations of the Company, enforceable in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in Law or equity).

4.3        No Subsidiaries.  The Company does not own, and has not owned, beneficially or of record, directly or indirectly, any shares of capital stock or other equity or securities convertible into capital stock or other equity of any other Entity or any participating interest in any partnership, joint venture or other non-corporate business enterprise, and the Company has not and does not control or act as a manager in relation with, directly or indirectly, any other Entity.

4.4        No Conflict.  Neither the execution and delivery of this Agreement and each Ancillary Agreement to which the Company is party by the Company, nor the performance by the Company of the transactions contemplated hereunder and thereunder shall, directly or indirectly: (a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any Law, Governmental Authorization or Order to which the Company or its assets or properties may be subject; (b) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Company; or (c) except as set forth on Schedule 4.4 of the Disclosure Schedules, conflict in any respect with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) pursuant to any Contract to which the Company is a party or by which any of the Company’s assets or properties are bound or affected, except for any such contravention, conflict or violation that would not be expected individually or in the aggregate, to have a Material Adverse Effect.

4.5        Governmental Authorizations.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party by the Company, and the performance by the Company of its obligations hereunder and thereunder, do not and shall not require any Governmental Authorization.

4.6        Capitalization.

(a)         The Company Units represent all of the issued and outstanding limited liability company interests and other equity interests of the Company, and the Sellers are the sole record and beneficial owners of the Company Units, in each case, free and clear of all Liens (other than restrictions on transfer of securities under applicable federal and state securities Laws).  The capitalization of the Company as of the Closing is set forth in Schedule 4.6 of the Disclosure Schedules, including the number of outstanding Company Units, the name of each holder of Company Units and the number and class of Company Units held by such holder.

(b)         All of the issued and outstanding Company Units have been duly authorized and validly issued, are fully paid and nonassessable and have been offered, issued, sold and delivered in compliance with applicable securities Laws. No equity securities of the Company have been issued in violation of any preemptive right, right of first refusal or similar right with respect to the Company’s equity securities.

(c)         Except as set forth on Schedule 4.6(c) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, exchange rights, preemptive rights, rights of first refusal, calls, contracts, pledges, puts, conversion rights or other commitments or agreements that could require the Company to issue or sell any limited liability company interest, membership interest or other equity interest in the Company.

(d)         Except as set forth on Schedule 4.6(d) of the Disclosure Schedules, there are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Company.  There are no Contracts of any kind that may obligate the Company to purchase, redeem or otherwise acquire any of its equity securities. There are no rights, documents, instruments or agreements relating to the voting of the Company Units or restrictions on the transfer of the Company Units.  There are no declared or accrued but unpaid dividends or other distributions with respect to any Company Units.

The relative rights, preferences and other provisions relating to the Company Units are as set forth in the Company’s Organizational Documents.

4.7        Financial Statements.

(a)         Attached hereto as Schedule 4.7(a) of the Disclosure Schedules are the Financial Statements.  The Financial Statements have been prepared consistent with the Company’s historical practices, are consistent in all material respects with the books and records of the Company and fairly present in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the period referred to therein, except that the Financial Statements for interim periods are subject to normal and recurring year-end adjustments, which adjustments will not be, individually or in the aggregate, material and lack footnotes and other presentation items.

(b)         The Company’s books and records (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) are complete and correct in all material respects and all transactions to which the Company is or has been a party are accurately reflected therein in all material respects.

(c)         All of the accounts receivable of the Company are valid and, except as reflected in the Company’s allowance for doubtful accounts reserve, are not subject to set-off or counterclaim. Since the Reference Balance Sheet Date, the Company has collected its accounts receivable in the Ordinary Course of Business and has not accelerated any such collections.  Except as set forth on Schedule 4.7(c) of the Disclosure Schedules, the Company has no accounts receivable or loans receivable from any Person who is an Affiliate of the Company, any Seller or any of their respective directors, officers, or equityholders. All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the Ordinary Course of Business.  Since the Reference Balance Sheet Date, the Company has paid its accounts payable in the Ordinary Course of Business.  The Company has no account payable to any Person who is an Affiliate of the Company, any Seller or any of their respective directors, officers or equityholders.

4.8        No Undisclosed Liabilities.  There are no material Liabilities of the Company, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in any material Liability, in each case, other than: (a) Liabilities set forth in the Reference Balance Sheet; (b) Liabilities incurred since the Reference Balance Sheet Date in the Ordinary Course of Business (none of which relates to any noncompliance of any applicable Law, breach of contract or warranty, tort, infringement, claim or lawsuit); and (c) Liabilities set forth on Schedule 4.8 of the Disclosure Schedules.

4.9        Absence of Changes.  Since December 31, 2017, the Company has conducted the Business only in the Ordinary Course of Business and, except as set forth in the applicable subsection of Schedule 4.9 of the Disclosure Schedules, there has not been:

(a)         any change in the assets, liabilities, financial condition, properties, business, or operations of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the Ordinary Course of Business, would result in a Material Adverse Effect;

(b)         any Lien placed on any of the assets or properties of the Company, other than Permitted Liens;

(c)         any material damage, destruction or loss, whether or not covered by insurance;

(d)         any declaration, setting aside or payment of any distribution by the Company, or the making of any other distribution in respect of the equity interests of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own equity interests;

(e)         any cancellation by the Company of any material debt or material Claim owing to, or waiver of any material right of, the Company;

(f)         any hiring, resignation, termination or removal of any officer or employee of the Company or any increase (or promise of any increase) in the salary or other compensation or benefits (including equity arrangements and bonus payments or obligations) payable by, or to become payable by, the Company to any of its employees, consultants, contractors, advisors or other service providers not arising in the Ordinary Course of Business;

(g)         any loans made by the Company to or for the benefit of any of its employees, officers or directors, or any members of their immediate families;

(h)         any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of any other Person;

(i)          any material change in accounting methods or practices, or any material change in collection policies or practices, pricing policies or payment policies or practices of the Company in each case outside the Ordinary Course of Business, nor has there been any acceleration or delay in any payments by the Company on its accounts payable outside the Ordinary Course of Business;

(j)          any material Tax election made or changed outside the ordinary course of business, any change in the method of accounting in respect of Taxes, any agreement in respect of Taxes entered into, any amendment of any Tax Return or any material Tax Return filed, any closing agreement entered into with respect to Taxes, any settlement of any claim or assessment in respect of Taxes, any surrender of the right to claim a Tax refund, any Tax ruling made or requested, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(k)         any sale, assignment or transfer of any of the Company Intellectual Property, other than non-exclusive licenses to the Company’s customers in the Ordinary Course of Business;

(l)          any adoption, termination or amendment of any Company Employee Plan, collective bargaining agreement, or any similar plan; or

(m)        any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs (a) through (i) above.

4.10      Litigation.  Schedule 4.10 of the Disclosure Schedules sets forth a complete and accurate list of any and all Actions of any nature (a) pending or, to the Company’s Knowledge, threatened, against or involving the Company or any present or former officer, director, equityholder or employee of the Company in his or her capacity as such, or affecting any properties or assets of the Company, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.  There is no Order currently in effect against or affecting the Company or any present or former officer, director, equityholder or employee of the Company in his or her capacity as such, or any properties or assets of the Company. To the Company’s Knowledge, within the past five (5) years, there have been no Orders or Actions commenced against the Company or any present or former officer, director, equityholder, or employee of the Company in his or her capacity as such, or affecting any properties or assets of the Company.

4.11      Compliance with Laws.  The Company is conducting, and all times during the past five (5) years has conducted, the Business in accordance with all Laws applicable to it, its assets and business practices and the Business in all material respects.  The Company is not subject to, and during the past five (5) years has not entered into or been subject to, any Order with respect to any aspect of the Business, affairs, properties or assets of the Company or received any demand letter, administrative inquiry or complaint or Claim from any Governmental Authority with respect to any aspect of the business, affairs, properties or assets of the Company.

4.12      Permits.  Schedule 4.12 of the Disclosure Schedules contains a complete listing of all material permits, licenses, approvals, franchises, consents, authorizations, registrations, qualifications and other rights and privileges from any Governmental Authority (collectively, “Permits”) used in the conduct of the Business.  True, correct and complete copies of all such Permits have been provided to Buyer. To the Company’s Knowledge, such Permits constitute all of the Permits that are necessary to own and operate the Business in substantially the same manner as presently conducted, except where the failure to have such Permits has not had, and would not reasonably be expected to have, a Material Adverse Effect.  The Company is in compliance with all Permits in all material respects, and all such Permits are valid and in full force and effect in all material respect.  To the Company’s Knowledge, no such Permit shall be revoked, terminated prior to its normal expiration date or not renewed pursuant to its terms as a result of the consummation of the Transactions.

4.13      Environmental Matters.  The Company is in compliance in all material respects with the requirements of all applicable Environmental Laws, and the Company has not received any written notice alleging any noncompliance with or potential liability pursuant to any Environmental Laws, and the Company has provided Buyer with all material documents, records and information available to the Company concerning any environmental or health and safety matters relevant to any Company, including any environmental risk assessments, site assessments and reports.

4.14      Material Contracts.  Schedule 4.14 of the Disclosure Schedules lists each of the following Contracts to which the Company is a party, or by which any of its assets is bound (each Contract listed, or required to be listed, on Schedule 4.14 of the Disclosure Schedules, a “Material Contract”):

(a)         all Contracts for (i) the purchase or lease of personal property, (ii) with any supplier, vendor or other party for the furnishing of products, supplies, inventory or services to the Company, or (iii) relating to capital expenditures, in each case with aggregate payments by the Company reasonably expected to be equal to or greater than $50,000 in any twelve (12) month period;

(b)         all Contracts involving gross revenue or aggregate payments to the Company that are reasonably expected to be equal to or greater than $50,000 in any twelve (12) month period;

(c)         all licenses, sublicenses or other agreements under which the Company is granted rights by others in Company Intellectual Property (other than commercial off the shelf software), and licenses, sublicenses or other agreements under which the Company has granted rights to others in Company Intellectual Property (other than  agreements entered into in the Ordinary Course of Business in the Company’s standard forms, copies of which have been delivered to Buyer);

(d)         all Contracts with resellers of any of the Company’s products or services;

(e)         all broker, sales, exclusive dealing, distributor, dealer, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts to which the Company is a party, in each case with aggregate payments by the Company reasonably expected to be equal to or greater than $100,000 in any twelve (12) month period;

(f)         all Contracts relating to Indebtedness, including any Contracts in which the Company is a guarantor of Indebtedness;

(g)         all Contracts pursuant to which the Company has advanced or loaned, or agreed to advance or loan, any amount to any Person, other than advances to employees of business expenses in the Ordinary Course of Business;

(h)         all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any person or in any geographic area or during any period of time;

(i)          all employment or consulting Contracts or commitments with any employee (excluding offer letters for at-will employees), contractor, consultant, advisor or other service provider with aggregate payments by the Company reasonably expected to be equal to or greater than $100,000 in any twelve (12) month period;

(j)          all arrangements that provide for severance or contain a change in control transaction related or retention provision;

(k)         all joint venture, joint marketing (including any pilot program), partnership, strategic alliance or other agreements involving the sharing of profits, losses, costs or Liabilities with any Person or any development, data-sharing, marketing or similar arrangement relating to any product or service;

(l)          all Contracts with any Seller or any officer or director of the Company or with any Affiliate of the foregoing;

(m)        all Contracts pursuant to which the Company agreed to provide “most favored nation” pricing to any Person with respect to any of the products or services of the Company;

(n)         all Contracts involving the future disposition or acquisition of assets or properties (other than sales or purchase of inventory in the Ordinary Course of Business) or relating to a merger, consolidation or similar business combination transaction or the acquisition by any Seller or the Company of any operating business or the capital stock or other equity interests of any other Person;

(o)         all Contracts involving any resolution or settlement of any actual or threatened Action; or

(p)         all other Contracts, whether or not made in the Ordinary Course of Business, that contemplate any payments or Liabilities with an aggregate value greater than $100,000.

Each Material Contract (i) is valid and binding on the Company and, to the Knowledge of the Company, on the other parties thereto, and is in full force and effect, and (ii) except as indicated on Schedule 4.14 of the Disclosure Schedules, upon consummation of the Transactions, shall continue in full force and effect without penalty.  The Company has not received notice in writing of the intention of any Person to terminate any Material Contract.  The Company is not in breach or violation of, or default under, any Material Contract and, to the Knowledge of the Company, no other party to any Material Contract is, in any material respect, in breach or violation thereof or default thereunder; except for such breach, violation or default as has not had and would not reasonably be expected to have a Material Adverse Effect.  To the Company’s Knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would result in a breach or default by the Company or, to the Knowledge of the Company, by any other party under any such Material Contract; except for such breach, violation or default as has not had and would not reasonably be expected to have a Material Adverse Effect.  The Company has delivered to Buyer true and complete copies of each Material Contract.

4.15      Intellectual Property; Data Security.

(a)         Schedule 4.15(a) of the Disclosure Schedules contains a complete and accurate list of all (i) (x) Patents owned by the Company (“Company Patents”), (y) registrations and applications for Marks owned by the Company (“Company Marks”) and (z) registrations and applications for Copyrights owned by the Company (“Company Copyrights”), (ii) licenses, sublicenses or other agreements under which the Company is granted rights by others in Intellectual Property (“Licenses In”) (other than commercial off the shelf software), and (iv) licenses, sublicenses or other agreements under which the Company has granted rights to others in Intellectual Property (other than agreements entered into in the Ordinary Course of Business in the Company’s standard forms) (“Licenses Out”).

(b)         With respect to the Company Owned Intellectual Property, the Company exclusively owns such Company Owned Intellectual Property and, without payment to a third party, possesses adequate and enforceable rights to such Intellectual Property as necessary for the operation of the Business in the Ordinary Course of Business and (B) with respect to the Company Intellectual Property licensed to the Company by a third party (other than commercial off the shelf software), the Company possesses adequate and enforceable rights to such Company Intellectual Property as necessary for the operation of the Business in the Ordinary Course of Business; in each case, free and clear of all Liens other than Permitted Liens.

(c)         To the Knowledge of the Company, all Company Intellectual Property owned by the Company are valid and enforceable, and all Company Patents, Company Marks and Company Copyrights that have been issued by, or registered, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including, as applicable, the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications).  All Company Owned Intellectual Property that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are registered in the name of the Company and/or its Subsidiaries.

(d)         There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its employees, officers or directors alleging that the operation of the Business, the manufacture, sale, offer for sale, importation and/or use of any of the Company’s product or any other activity by the Company infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP Assets of any person or entity or that any of the Company Intellectual Property is invalid or unenforceable.  To the Knowledge of the Company, none of the operation of the Business, the manufacture, sale, offer for sale, importation and/or use of any of the Company’s product, the dissemination of the Business Content as disseminated by the Company, nor any other activity by the Company infringes or violates (or in the past infringed or violated) any Third Party IP Asset or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP Asset.

(e)         Except as set forth on Schedule 4.15(e), all former and current employees and consultants of the Company that have made any material contribution to the Company Owned Intellectual Property have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all inventions, improvements, discoveries, writings, works of authorship, other intellectual property and information in such contribution.

(f)         To the Knowledge of the Company, there is no, nor has there been any, infringement or violation by any person or entity of any of the Company Intellectual Property or the Company’s rights therein or thereto, nor has there been any misappropriation by any person or entity of any of the Company Intellectual Property.

(g)         The Company has not granted any current or contingent right, license or interest in or to any source code owned by the Company, and the Company has not provided or disclosed such source code to any Person.

(h)         The Company’s products perform in accordance with their documented specifications and as the Company have warranted to their customers. Such products do not contain any “viruses”, “worms”, “time‑bombs”, “key-locks”, or any other devices intentionally created that could disrupt or interfere with their operation,.  The Company’s products do not include or install any spyware, adware, or other similar software that monitors the use of such products or contacts any remote computer without the knowledge or consent of the user(s) thereof, as applicable.

(i)          None of the Company’s products were developed with or contain, incorporate, link or call to, are distributed with, or otherwise use any Open Source Software in a manner that obligates the Company to disclose, make available, offer or deliver any portion of the source code of any the Company’s products or component thereof to any third party other than such Open Source Software.

(j)          The Company IT Systems are sufficient to operate the Business as presently conducted, and the Company owns or licenses (or leases, as applicable) the Company IT Systems, including appropriate disaster recovery and security plans, procedures and facilities.  The Company has routinely tested such plans, and has taken reasonable steps to safeguard the Company IT Systems.  The Company has security measures in place designed to protect its information relating to its customers (“Customer Data”) under its and its service providers’ possession or control from unauthorized access.  To the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the Company IT Systems that affected Customer Data or otherwise materially adversely impacted the Company IT Systems.  The Company IT Systems are functional in all material respects and operate in a reasonable manner and there has not been any material malfunction with the Company IT Systems within the prior five (5) ears that would have a Material Adverse Effect on the business as currently conducted that has not been remedied or replaced in all material respects.  To the Knowledge of the Company, the Company has implemented all applicable security patches or security upgrades that are generally available for the Company IT Systems that it reasonably believes to be necessary to the operation of the Company IT Systems.  The Company has taken commercially reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of their business. To the Knowledge of the Company, the Company is not in material breach of any Contract related to the Company IT Systems where termination of such Contract would have a material and adverse effect on the Company.

4.16      Properties; Assets.

(a)         Schedule 4.16(a) of the Disclosure Schedules sets forth a complete list of the address of each parcel of Leased Real Property, including whether such property is leased or subleased by the Company to a third party.  Each parcel of Leased Real Property is leased under a valid and subsisting lease or sublease.  Each lease or sublease relating to the Leased Real Property is in full force and effect, and the Company has received no written notice of any pending or threatened condemnation Actions relating to use or occupancy of the Leased Real Property.  The Company has provided Buyer full, complete and accurate copies of such leases and subleases.  Neither the Company, nor, to the Company’s Knowledge, any other party to any such lease or sublease is in breach or default, and, to the Company’s Knowledge, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under any such lease or sublease.

(b)         The Company does not, and has not ever, owned any real property.

(c)         Except as would not be material to the Company’s business, taken as a whole, the Company has valid title to or a valid leasehold interest in, all property and assets used in the operation of the Company’s business, free and clear of Liens, except Permitted Liens. Such property and assets are sufficient for the conduct of the Business in the Ordinary Course of Business in substantially the same manner as presently conducted. No Seller or any other Person (other than the Company) possesses, has the right to use, or has any interest in, any such property or assets. No asset or property of any Seller or any of their respective Affiliates is used in the conduct of the Business, and no asset or property of the Company is used by any Seller or any of their respective Affiliates. All facilities, machinery, equipment, fixtures and other personal properties owned, leased or used by the Company that are necessary for the conduct of the Business are in good operating condition, subject to normal wear and tear, and are reasonably fit and usable for the purposes for which they are being used.

4.17      Employee Matters and Benefit Plans.

(a)         Schedule 4.17 of the Disclosure Schedules sets forth a true, complete and correct list of each Employee Plan maintained, sponsored or contributed to, or required to be maintained, sponsored or contributed to, by the Company, any ERISA Affiliate or the PEO for the benefit of any current or former employee, officer, director, retiree, independent contractor, consultant or other service provider of the Company, or their spouses, dependents or beneficiaries, or under which the Company, any ERISA Affiliate has or may have any present or future obligation or present or future liability, contingent or otherwise (including by reason of being or having been an ERISA Affiliate with any other Person) (each, an “Company Employee Plan”).

(b)         True, complete and correct copies of the following documents, with respect to each Company Employee Plan, where applicable, have previously been delivered to Buyer:  (i) all documents embodying or governing such Company Employee Plan and any funding medium for the Company Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any Governmental Authority.

(c)         Each of the Company Employee Plans that is intended to be qualified under Section 401(a) of the Code is so qualified and either has received a current favorable determination letter from the IRS or is a pre-approved plan that has received an opinion letter from the IRS for the most recent filing cycle and such Company Employee Plan is entitled to rely on such opinion letter, and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require action under the IRS EPCRS program.

(d)         (i) Each Company Employee Plan is, and has been operated in material compliance with applicable Laws and is and has been administered in all material respects in accordance with applicable Laws and with its terms.  (ii) No Action (other than those relating to routine Claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such Action.  (iii) All payments and/or contributions required to have been made by the Company with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law.

(e)         No Company Employee Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(f)         (i) Neither the Company nor any ERISA Affiliate has ever maintained any Employee Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.  (ii) No Company Employee Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits.

(g)         None of the Company Employee Plans provides health care or any other welfare benefits to any service providers after their service relationship is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) and the Company has never promised to provide such post-termination benefits.

(h)         Each Company Employee Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable Law or, with respect to the Company Employee Plans sponsored by the PEO, in accordance with the Company’s agreement with the PEO, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Plan has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Plan. (ii) Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Plan. (iii) Each asset held under each Company Employee Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. (iv) No Company Employee Plan provides health, life, or other welfare benefits that are self-insured by the Company or any of its ERISA Affiliates.

(i)          No Company Employee Plan is subject to the laws of any jurisdiction outside the United States.

(j)          Neither the execution and delivery of this Agreement , any equityholder approval of this Agreement, nor the consummation of the Transactions could (either alone or in conjunction with any other event): (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, officer, director or other service provider of the Company or an ERISA Affiliate; or (v) result in any forgiveness of Indebtedness.

(k)         Each of the Company, its ERISA Affiliates and the PEO (with respect to the current and former employees of the Company) is and has been in compliance with the Patient Protection and Affordable Care Act (the “Affordable Care Act”) and has made an offer of affordable minimum essential coverage to its respective employees in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse Tax consequences thereunder, and neither the Company, any of its ERISA Affiliates nor the PEO (with respect to current and former employees of the Company) is otherwise liable or responsible for any assessable payment, Taxes or penalties under Section 4980H of the Code or under the Affordable Care Act or in connection with requirements relating thereto.

(l)          Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.  No payment to be made under any Company Employee Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.  There is no Contract or Company Employee Plan to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, which individually or collectively could require the Company or any of its ERISA Affiliates to pay a Tax gross up payment to any employee, officer, director or other service provider for Tax-related payments under Section 409A of the Code.

(m)        No Company Employee Plan, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code or any other provision of the Code or any similar foreign law, as a result of the transactions contemplated by this Agreement alone or together with any other event.

4.18      Taxes.

(a)         All Tax Returns required to be filed have been duly and timely filed and all Tax Returns filed by or on behalf of the Company are true, correct and complete in all material respects and were prepared in compliance with all applicable laws and regulations.  All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid in full.  The unpaid Taxes of the Company did not, as of the Reference Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Reference Balance Sheet.

(b)         No deficiency in payment of Tax in respect of the period up to and including the Closing Date has been made by any Tax authority for any year or part of a year in respect of the Company.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.  The Company has not received from the IRS or any other Governmental Authority (including any sales or use Tax authority) any written or, to the Company’s knowledge, any unwritten (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company.

(c)         The Company has never received written notice of any claim nor, to the Knowledge of the Company, has any claim been threatened by an authority in a jurisdiction where the Company does not file Tax Returns claiming that the Company is or may be subject to taxation by that jurisdiction.  The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return.

(d)         The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the

Closing Date as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date, including any adjustment pursuant to Code Sections 481 or 263A (or any corresponding or similar provision of state, local or non-U.S. Tax law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed on or prior to the Closing; or (iv) installment sale or open transaction disposition made on or prior to the Closing Date.

(e)         The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(f)         The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that country.  The Company is and has been at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation). The Company is not liable for any Tax as the agent of any other Person nor constitutes a permanent establishment or place of business of any other Person for any Tax purpose.

(g)         The Company (i) is not, and has never been, a party to any written Tax sharing, Tax indemnity, Tax allocation or similar agreement, arrangement or understanding and (ii) is not currently participating in, or has engaged in, any transaction that would constitute a “listed transaction,” or “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or Section 6707A(c)(1) of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law).

(h)         Either (i) fifty percent (50%) or more of the value of the gross assets of the Company do not consist of United States real property interests (within the meaning of Code Section 897(c)) or (ii) ninety percent (90%) or more of the value of the gross assets of the Company do not consist of United States real property interests (within the meaning of Code Section 897(c)) plus cash or cash equivalents.

(i)          The Company uses the accrual method of accounting for income Tax purposes. The taxable year of the Company is and has always been the calendar year ending December 31. The Company is, and since its formation has been, treated and properly classified as either a partnership or an entity disregarded as separate from its owner for all U.S. federal and applicable state and local income Tax purposes, and no election to change the U.S. federal income Tax treatment of the Company to a classification other than a partnership or a disregarded entity under the “check-the-box” regulations of Treasury Regulations Sections 301.7701-1, 301.7701-2 or 301.7701-3 or otherwise, or to cause the Company to be excluded from all or any portion of the provisions of Subchapter K of the Code, under Section 761 of the Code, has been filed or will be filed prior to the Closing Date with any Governmental Authority.

(j)          There is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(k)         The Company has not distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)          As of the Closing Date and immediately after the Closing, the Company does not have any unpaid obligations in respect of Tax distributions or similar distributions to its equity owners.

(m)        The Company has not made an election pursuant to Section 1101(g)(4) of P.L. 144-74 (2015) (or any corresponding or similar state or local Legal Requirement or any Treasury Regulations promulgated with respect thereto).

4.19      Brokers.  Except as set forth on Schedule 4.19 of the Disclosure Schedules, no broker, finder or agent is or will become entitled to any brokerage fees, finder’s fees or commissions payable by or on behalf of the Company or any Seller in connection with this Agreement or the Transactions.

4.20      Insurance Coverage.  The Company has in full force and effect insurance policies with respect to the business of the Company and the assets of the Company with coverage in amounts no less than as required by applicable Law and any Contracts to which the Company is a party.  Each such insurance policy currently in effect is set forth on Schedule 4.20 of the Disclosure Schedules. All of such insurance policies are legal, valid, binding and enforceable and in full force and effect and the Company is not in material breach or default with respect to its obligations thereunder.  All premiums due and payable with respect to the policies maintained by the Company have been paid to date. To the Knowledge of the Company, there is no threatened termination of any such policies or arrangements.

4.21      Labor Matters.

(a)         Schedule 4.21(a) of the Disclosure Schedules contains a complete and accurate list of all of the employees of the Company (“Business Employees”) describing for each such Business Employee the position, date of hire, annual base salary, whether paid on a salary, hourly or commission basis and the actual rates of compensation, average scheduled hours per week, commission and bonus potential, status (i.e., active or inactive and if inactive, the type of leave and estimated duration), location, exemption status, accrued vacation amounts and the total amount of bonus, severance and other amounts to be paid to such Business Employee at the Closing or otherwise in connection with the Transactions. To the Knowledge of the Company, no Business Employee intends to terminate his or her employment for any reason.

(b)         Schedule 4.21(b) of the Disclosure Schedules contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other agents employed or used with respect to the operation of the Business and classified by the Company as other than Business Employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-2 (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, start date, location, fee or compensation arrangements, and notice required for termination.

(c)         Except as set forth on Schedule 4.21(c) of the Disclosure Schedules: (i) there is no, and during the past five (5) years there has not been any, labor strike, dispute, slowdown, stoppage or lockout pending or, to the Company’s Knowledge, threatened against or effecting the Business; (ii) the Company has no duty to bargain with any union or labor organization or other Person purporting to act as exclusive bargaining representative, and, to the Company’s Knowledge, no such organization claims or demands to represent any Business Employees or Contingent Workers and there are no organizational campaigns in progress with respect to any of the Business Employees or Contingent Workers; and (iii) there is no Contract with any union or labor organization, or work rules or practices agreed to with any such organization, binding on the Company.  The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or otherwise.  The Company has not taken any action which would constitute a “plant closing” or “mass lay-off” within the meaning of WARN or similar Law, issued any notification of a plant closing or mass lay-off required by WARN or any similar Law, or incurred any Liability or obligation under WARN or any similar Law that remains unsatisfied.

(d)         Except as set forth on Schedule 4.21(d) of the Disclosure Schedules: (i) the Company is in compliance in all material respects with all applicable Laws, collective bargaining agreements and arrangements, extension orders, contracts, policies and binding customs and practices respecting labor, employment, fair employment practices, immigration, work place safety and health, terms and conditions of employment, wages and hours, including with respect to classification of any Person as an independent contractor rather than as an employee and classification of any Business Employee currently or formerly classified as exempt from any entitlement to overtime wages; (ii) the Company is not delinquent in any payments to any Business Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it prior to the date hereof or amounts required to be reimbursed to such Business Employees or Contingent Workers; (iii) the Company has withheld, timely reported and timely remitted all amounts required by Law or by agreement to be withheld, reported and remitted with respect to wages, salaries and other payments to Business Employees and is not liable for any arrears of wages, overtime, meal or rest period wages or penalties, termination-related payments or any Taxes or any penalty for failure to comply with any of the foregoing; (iv) the Company is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security, pension, provident fund, or other benefits for employees or obligations of employers (other than routine payments to be made in the normal course of business and consistent with past practice); (v) there are no, and within the last five (5) years there have not been any formal or informal grievances, audits, investigations or other Actions with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or threatened against the Company; (vi) the Company is not, nor within the last five (5) years has been, subject to any Order or private settlement contract in respect of any labor or employment matters; and (vii) except as set forth on Schedule 4.21(d) of the Disclosure Schedules, the employment of any Business Employee is at will and can be terminated in the conditions and with payments that are provided by applicable Laws, and there is not any agreement or commitment, whether oral or in writing, that would impose further conditions or payments in relation to termination of employment.  The Company is not subject to any affirmative action obligations under any Law, including without limitation, Executive Order 11246, and is not a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including without limitation, the Service Contracts Act or prevailing wage laws.

4.22      Suppliers and Customers.

(a)         Schedule 4.22(a) of the Disclosure Schedules sets forth each of the suppliers and vendors of the Company to which the Company paid fees equal to or greater than one hundred thousand dollars ($100,000) during the Company during the fiscal year ended December 31, 2017 (each, a “Supplier”).  Except as set forth on Schedule 4.22(a) of the Disclosure Schedules, no Supplier has terminated  its business relationship with the Company, there has been no written communication from any Supplier which states that such Supplier is planning to terminate such Supplier’s business relationships with the Company, and to the Company’s Knowledge, no such Supplier intends to terminate its business relationship with the Company.

(b)         Schedule 4.22(b) of the Disclosure Schedules sets forth each of the customers of the Company to which the Company received revenue equal to or greater than one hundred thousand dollars ($100,000), during  the fiscal year ended December 31, 2017 (each, a “Customer”). Except as set forth on Schedule 4.22(b) of the Disclosure Schedules, no Customer has terminated  its business relationship with the Company, there has been no written communication from any Customer which states that such Customer is planning to terminate such Customer’s business relationships with the Company, and to the Company’s Knowledge, no such Customer intends to terminate its business relationship with the Company.

4.23      Transactions with Affiliates.  Except as set forth on Schedule 4.23 of the Disclosure Schedules, none of (a) the Sellers, (b) the officers, directors and managers of the Company and/or any Seller, or (d) the Affiliates of any Seller or any such officer, director or manager: (i) has any direct or indirect financial interest in any creditor, debtor, competitor, supplier, vendor, licensor, licensee, lessor, lessee, reseller, distributor or customer of the Company; provided,  however, that the ownership of securities representing no more than one percent (1%) of the outstanding voting power of any such Person which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest;” (ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property, asset or Entity that the Company owns, has an interest in and/or uses in the conduct of the Business; or (iii) has been involved in any transaction, Contract, business arrangement or relationship with the Company (other than any Contract providing for the employment of such Person for bona fide services performed by such employee in the Ordinary Course of Business, which Contract has been provided to Buyer).

4.24      Privacy. The Company complies, and has used reasonable efforts to require that all third parties acting on behalf of the Company that have or have had access to Personal Information collected by or on behalf of the Company comply, and has at all times during the prior five (5) years complied, in all material respects with all (a) U.S. Laws relating to Personal Information (b) public-facing privacy and/or security policies of the Company and (c) contractual obligations relating to Personal Information where termination of such Contract would have a Material Adverse Effect on the Company (collectively, “Privacy Laws and Requirements”) relating to the processing of Personal Information.  The execution, delivery and performance of this Agreement does not violate applicable Privacy Laws and Requirements.  The Company maintains privacy policies that describe its policies with respect to the collection, use, storage, retention, disclosure, transfer, disposal or other processing of Personal Information. Copies of all such privacy policies have been made available to Buyer.  Each such privacy policy complies with applicable Privacy Laws and Requirements, and none of such disclosures made or contained in any such privacy policy or in any such materials has violated any Privacy Laws and Requirements. To the Knowledge of the Company, there is no formal complaint to, or any formal audit, proceeding or investigation currently pending against, the Company by any Governmental Authority with respect to the collection, use, retention, disclosure, transfer, storage or disposal of Personal Information.  The Company has at all times taken reasonable steps to protect Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.  To the Company’s Knowledge, there has been no unauthorized access to, disclosure of and/or other misuse of any Personal Information in violation of any Privacy Laws and Requirements.

4.25      No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article IV and the Ancillary Agreements, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or its business or operations or with respect to any other information provided to Buyer or any of its representatives at any time and by any means or otherwise any other information, and the Company specifically disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives or other Person and however made, directly or indirectly. The foregoing, however, does not in any way limit or modify the representations and warranties set forth in this Article IV or in any certificate, statement or other agreement delivered pursuant to this Agreement by the Company or the Sellers, or Buyer’s right to rely thereon. This Section 4.25 shall not limit the right of any Buyer Indemnified Party to recover claims in the nature of Fraudulent Breach.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller as follows:

5.1        Organization and Qualification.  Buyer is a corporation validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and conduct its business.

5.2        Authority; Due Execution and Binding Effect.  Buyer has the requisite power and authority to execute and deliver this Agreement, each Ancillary Agreement to which Buyer is a party and to consummate the Transactions and to perform its obligations under this Agreement and such Ancillary Agreements.  This Agreement and each Ancillary Agreement to which Buyer is a party have been duly and validly executed and delivered by Buyer.  Assuming the due authorization, execution and delivery by the other Parties hereto, this Agreement and the Ancillary Agreements to which Buyer is a party shall constitute, upon such execution and delivery hereof and thereof, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

5.3        No Conflict.  Neither the execution and delivery of this Agreement or the Ancillary Agreements to which Buyer is a party by Buyer, nor the performance by Buyer of the Transactions shall, directly or indirectly: (a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any Law, Governmental Authorization or Order to which Buyer may be subject; (b) violate, conflict with or result in the breach of any provision of the Organizational Documents of Buyer; or (c) conflict in any respect with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, result in the creation of any Lien (other than a Permitted Lien) pursuant to any Contract to which Buyer is a party or by which any of its assets or properties are bound or affected.

5.4        Governmental Authorizations.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party by Buyer do not and shall not require any Governmental Authorization.

5.5        Litigation.  There are no Actions by or against Buyer pending, or to Buyer’s Knowledge, threatened, which would seek to delay or prevent the consummation of the Transactions or which would adversely affect Buyer’s performance under this Agreement or any Ancillary Agreement to which such Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

5.6        Brokers.  No broker, finder or agent is or will be entitled to any brokerage fees, finder’s fees or commissions in connection with this Agreement or the Transactions based upon agreement, arrangement or understanding made by or on behalf of Buyer.

5.7        Financial Ability.  Buyer (a) has sufficient immediately available funds and the financial ability to pay the Closing Consideration and any subsequent adjustments pursuant to Section 2.5 and to pay any expenses incurred by Buyer in connection therewith and (b) through the respective Additional Consideration Periods, will have sufficient immediately available funds and the financial ability to pay the applicable Additional Consideration Payments and (c) has the resources and capabilities (financial and otherwise) to perform its obligations under the Transaction Documents and in each case to pay any expenses incurred by Buyer in connection therewith.

5.8        Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon the express representations and warranties of Sellers set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules) and the express representations and warranties of the Company set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Articles III and IV of this Agreement (including the related portions of the Disclosure Schedules). Buyer further agrees that (i) none of Sellers will be subject to any Liability to Buyer or any other Person resulting from the distribution or use by Buyer or any of its Affiliates or Subsidiaries or any of their agents, consultants, accountants, counsel or other representatives of any information and any legal opinions, memoranda, summaries or any other information, document or material made available to Buyers or any of its directors, officers, agents, representatives or Affiliates in certain “data rooms,” sales memoranda, management presentations or otherwise provided in expectation of the transactions contemplated by this Agreement, except as set forth in Articles III and IV of this Agreement (including the Disclosure Schedules) and the Ancillary Agreements, and (ii) neither the Company nor any of its representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of any such information, except as set forth in the representations and warranties in this Agreement (including the Disclosure Schedules) and the Ancillary Agreements, and Buyer has not relied and is not relying upon the accuracy or completeness of any such information or any other express or implied representation, warranty or statement of any nature made or provided by or on behalf of the Company, except as set forth in Articles III and IV of this Agreement (including the Disclosure Schedules) and the Ancillary Agreements.  In connection with Buyers’ investigation of the Company, Buyer has received from or on behalf of Sellers certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information of the Company.  Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against Sellers or any other Person with respect thereto, except as set forth in Articles III and IV of this Agreement (including the Disclosure Schedules) and the Ancillary Agreements.  Accordingly, Sellers and the Company, make no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), except as set forth in Articles III and IV of this Agreement (including the Disclosure Schedules) and the Ancillary Agreements.

5.9        No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article V and the Ancillary Agreements, neither the Buyer nor any other Person on behalf of the Buyer makes any other express or implied representation or warranty with respect to the Buyer or its business or operations or with respect to any other information provided to the Company, the Sellers or any of their representatives at any time and by any means or otherwise any other information, and the Buyer specifically disclaims any other representations or warranties, whether made by the Buyer or any of its Affiliates, officers, directors, employees, agents or representatives or other Person and however made, directly or indirectly.

ARTICLE VI

COVENANTS

6.1        Confidentiality.  Each of the Sellers (collectively, the “Seller Confidentiality Parties”) will hold in confidence, and shall not, directly or indirectly, communicate, divulge, furnish or make accessible to any Person or use for the benefit of himself, herself or itself or any other Person (other than the Company), all confidential documents and information concerning Buyer, its Subsidiaries (including the Company), including all confidential documents and information concerning the Business and the Company’s customers, suppliers and resellers, including any customer, supplier or distributor lists, designs, proprietary methods or systems, policy manuals or instruction manuals, pricing information, the terms of any Contracts, trade secrets or other confidential and/or proprietary information, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information, except to the extent that such information is (a) in the public domain through no fault of any Seller, or (b) later lawfully acquired by such Seller from a third party, without such source being in breach of any confidentiality obligation to the Company or any of its Subsidiaries or Affiliates; provided, however, that a Seller may disclose such information to such Seller’s owners, officers, directors, accountants, counsel and advisors in connection with the Transactions on a “need to know” basis so long as such Persons are informed by such Seller of the confidential nature of such information and are directed by such Seller to treat such information confidentially in accordance with this Agreement.

6.2        Further Action.  Each of the Parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may reasonably be required to carry out the provisions of this Agreement and consummate and make effective the Transactions, and to vest in Buyer good and valid title to the Company Units.

6.3        Release.

(a)         Effective upon the Closing, each Seller, on behalf of such Seller and her Affiliates and each of her respective assigns, heirs, beneficiaries, creditors, representatives and agents (collectively, the “Releasing Parties”), hereby irrevocably and fully waives, releases, acquits and discharges forever the Company, Buyer and its Subsidiaries and their respective Affiliates and each of their present and former direct or indirect partners, members and equityholders, and the officers, directors, partners, members, equityholders, managing directors, employees, principals, trustees, representatives, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, attorneys and Affiliates of each of them (collectively, the “Released Parties”), from any and all Actions, Liabilities, Losses and causes of action of every kind and nature whatsoever, at law or in equity, whether known or unknown, that such Releasing Parties, or any of them, may have had in the past, may now have or may have in the future against the Released Parties, or any of them, including but not limited to any Actions, Liabilities, Losses and causes of action which relate to or arise out the operations and activities of the Company or any of its Affiliates, such Releasing Party’s prior relationship with the Company, such Releasing Party’s rights or status as an equityholder, officer or director of the Company and any and all rights and protections under California Civil Code Section 1542, which section has been duly explained and read as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY

AFFECTED HIS SETTLEMENT WITH THE DEBTOR,” other than (i) accrued but unpaid salary, expense reimbursements (in accordance with the Company’s employee expense reimbursement policy) and benefits under the Company Employee Plans or (ii) any Claims arising out of this Agreement or any Ancillary Agreement to which such Releasing Party is a party (collectively the “Excluded Claims”).

(b)         Each Seller (on behalf of itself and the other Releasing Parties) hereby agrees not to institute any Action against any Released Party with respect to any of the Claims released pursuant to this Section 6.3.

(c)         Each Seller (on behalf of itself and the other Releasing Parties) hereby represents to the Released Parties that (i) no Releasing Party has assigned any Actions, Liabilities, Losses and causes of action or possible Actions, Liabilities, Losses and causes of action against any Released Party, (ii) it (and they) fully intends to release all Actions, Liabilities, Losses and causes of action against the Released Parties hereunder including, without limitation, unknown and contingent Claims and liabilities (other than the Excluded Claims), and (iii) such Seller has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof.  Each Seller agrees and acknowledges that the release in this Section 6.3 constitutes a complete defense of any and all Actions, Liabilities, Losses and causes of action against the Released Parties by any Releasing Party, other than Excluded Claims.

6.4        Public Announcements.  The Parties shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions, except that Buyer, on the one hand, and the Sellers, on the other hand, may issue a joint press release if mutually agreed; provided,  however, that nothing herein shall prohibit the Buyer or its Affiliates from making, without the consent of any other Party, any disclosure regarding this Agreement to its Affiliates and their current or prospective partners and members in the ordinary course of business consistent with past practice.

6.5        Tax Matters.

(a)         Tax Treatment.  The parties hereto acknowledge that the Acquisition is intended to be governed for U.S. federal income tax purposes (and any applicable state or local Tax purposes) by IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2) and, pursuant thereto, (i) with respect to the Sellers, the Sellers will be treated as selling all of their Company Units to Buyer in a taxable sale of partnership interests in exchange for amounts paid in respect of such membership interests pursuant to this Agreement and (ii) with respect to Buyer, (A) the Company shall be deemed to make a liquidating distribution of its assets to the Sellers and (B) Buyer shall be deemed to acquire, by taxable purchase, all such assets of the Company.  Each of the Sellers and Buyer shall prepare and file all Tax Returns based on the Allocation and on a basis consistent with the foregoing intended tax treatment.

(b)         Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of Taxes that is allocable to the portion of such Straddle Period ending on (and including) the Closing Date shall (i) in the case of Taxes that are imposed on a periodic basis (such as real property taxes), be deemed to be the amount of such Taxes for the entire period (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes that are not described in clause (i) above (such as income Taxes, Taxes imposed in connection with any sale or other transfer or assignment of property, and payroll and similar Taxes), be deemed to be equal to the amount that would have been payable if the taxable year or period of the Company ended on the

Closing Date; provided, that, in determining such amount, exemptions, allowances or deductions that are calculated on a periodic basis (other than with respect to property placed into service after the Closing), such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in clause (i) above.

(c)         Tax Returns.

(i)          The parties hereto acknowledge and agree that as a consequence of the sale by the Sellers of all of their Company Units to Buyer, the Company shall terminate as a partnership for federal and applicable state and local income Tax purposes pursuant to Section 708(b)(1) of the Code on the Closing Date.  Sellers shall prepare and timely file, or cause to be prepared and timely filed, Form 1065, U.S. Return of Partnership Income, and any state and local income Tax Returns for the taxable years ending on or before the Closing Date (the “Final Income Tax Returns”).  All such Tax Returns shall be prepared in a manner consistent with the past practices of the Company, except as otherwise required by Section 6.5(a),  Section 6.5(d),  Section 6.5(g) or applicable Law.  Sellers shall provide Buyer with drafts of the Final Income Tax Returns at least thirty (30) days prior to the due date for filing thereof for Buyer’s review and consent, not to be unreasonably withheld, conditioned or delayed.

(ii)         Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company for any Pre-Closing Period that are not Final Income Tax Returns and that are required to be filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past practices of the Company, except as otherwise required by applicable Law.  Buyer shall provide Sellers with drafts of all such income and other material Tax Returns at least ten (10) days prior to the due date for filing thereof for Sellers review and comment and Buyer shall consider any such comments received within five (5) days of such delivery to Sellers in good faith.

(d)         Allocation. Buyer shall prepare an allocation of the purchase price and all other applicable items among the assets being acquired by Buyer in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state, local or foreign law, as appropriate) (the “Allocation”). Buyer shall deliver such Allocation to the Sellers as soon as practicable, but no more than one hundred twenty (120) days, after the Closing Date .  If within 30 days of receipt of the Allocation, the Sellers notify Buyer in writing that the Sellers object to one or more items reflected on the Allocation, the Sellers and Buyer shall negotiate in good faith to resolve such dispute.  If the Sellers and Buyer fail to resolve any such dispute within 30 (thirty) days of Purchaser’s receipt of Sellers’ notice, the parties shall submit the dispute for resolution to an independent accounting firm for resolution of the dispute which resolution shall be final and binding on both parties. If the Aggregate Consideration is adjusted pursuant to this Agreement, the Allocation shall be adjusted in a manner consistent with the procedures set forth above. The Sellers and Buyer agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation and the filing of all Tax Returns (including, without limitation, in the filing of IRS Form 8594) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for all Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(e)         Cooperation on Tax Matters.  Each of Buyer, the Company and the Sellers shall: (i) provide assistance to the other Party or Parties as reasonably requested in preparing and filing Tax Returns and responding to Tax audits or Tax authority disputes; (ii) make available to the other Party or Parties as reasonably requested all information, records, and documents relating to Taxes concerning the

Company (including copies of Tax Returns); and (iii) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any the other Party or Parties of any Tax Return, or for any audit, examination, or proceeding relating to Taxes.

(f)         Transfer Taxes.  The Sellers and Buyer shall each pay fifty percent (50%) of any real property transfer or gains Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on any of the Sellers, the Company, Buyer or any of Buyer’s Affiliates as a result of the Acquisition and other transactions contemplated by this Agreement or any Ancillary Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes.  The Sellers agree to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession reasonably requested by Buyer that is reasonably necessary to complete such returns.

(g)         Tax Contests.  If Buyer or the Company receives notice of any audit, examination, litigation or other proceeding with respect to Taxes of the Company for a Pre-Closing Period (a “Tax Contest”), then Buyer shall notify Alexia Brue, on behalf of the Sellers, in writing, within thirty (30) days after Buyer’s or the Company’s receipt of such notice.  Alexia Brue, on behalf of the Sellers and at the Sellers’ expense, shall represent the interests of the Company before the relevant Tax authority with respect to any Tax Contest relating to any income Taxes that are pass-through taxes for any taxable period ending on or prior to the Closing Date and shall have the right to control the defense, compromise or other resolution of any such Tax Contest; provided that, (i) Buyer shall have the right to participate in the defense of such Tax Contest and to employ its own counsel at its expense, (ii) the Sellers shall not enter into any settlement of or otherwise compromise any such Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed and (iii) the Sellers shall make any available election to “push out” any audit adjustment for Pre-Closing Tax Periods under Section 6226 of the Code and the Treasury Regulations thereunder.  For all other Tax Contests, Buyer shall have the right to control the defense, compromise or other resolution of any such Tax Contest; provided that, (x) the Sellers shall have the right to participate in the defense of such Tax Contest and to employ their own counsel at their expense and (y) Buyer shall not enter into any settlement of or otherwise compromise any such Tax Contest that may reasonably give rise to an indemnification obligation for Sellers under Section 8.2 without the prior written consent of Alexia Brue, on behalf of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything to the contrary in this Agreement, the Sellers and the Company shall not be permitted to make any election pursuant to Section 1101(g)(4) of P.L. 144-74 (2015) (or any corresponding or similar state or local Legal Requirement or any Treasury Regulations promulgated with respect thereto) in connection with any Tax Contest or filing or amendment of any Tax Return or otherwise, in each case, with respect to any taxable period ending on or before the Closing Date. In the event of a conflict between the provisions of this Section 6.5(g) and Section 8.3 with respect to a Tax Contest, the provisions of this Section 6.5(g) shall control.

(h)         Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(i)          Tax Refunds.  Any refunds or credits of Pre-Closing Taxes in excess of $10,000 shall be for the account of Sellers (except to the extent taken into account in the Final Closing Adjustment).  Buyer shall pay the amount of any such refunds or credits to the Sellers within fifteen (15) Business Days after receipt thereof.

(j)          Amended Tax Returns.  Within ninety (90) days after the Closing Date, the Company and Jessica Muse shall amend all Tax Returns of the Company necessary to reflect the ownership of Company Units of the Company by Jessica Muse as of February 1, 2016 (the “Amended Tax Returns”).  For the avoidance of doubt, any costs or expenses incurred by the Company in connection herewith shall be included in the Closing Balance Sheet and taken into account for purposes of calculating the Final Closing Adjustment.

6.6        Employee Matters.  Buyer will cause applicable benefit plans to treat, and cause the applicable benefit plans to treat, the service of the Business Employees with the company attributable to any period before the Closing as service rendered to Buyer or any Affiliate of Buyer for purposes of eligibility (but not for purposes of vesting or benefit accrual) under Buyer’s vacation program, health and welfare plan(s) maintained by Buyer, and Buyer’s defined contribution plans, except where credit would result in duplication of benefits. Without limiting the foregoing, to the extent that any Business Employee participates in any health or other group welfare benefit plan of Buyer following the Closing, Buyer shall use commercially reasonable efforts to cause applicable benefit plans to cause (i) any pre-existing conditions or limitations or eligibility waiting periods under any health or similar welfare plan of Buyer to be waived with respect to the Business Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Business Employees participated immediately prior to the Closing, and (ii) any deductibles paid by Business Employees under any of the Company’s health plans in the plan year in which the Closing occurs to be credited towards deductibles under the health plans of Buyer or any Affiliate of Buyer.

6.7        Benefit Programs.   No later than five (5) Business Days after the date hereof, the Company shall provide written notice of termination of the PEO Contract, effective as of the Closing Date.  Such notice of termination shall include a request to spin-off the portion of the PEO’s 401(k) plan related to the Company’s current and former employees into a separate 401(k) plan sponsored by the Company.  The Company shall reasonably cooperate with Buyer to facilitate communications between the Buyer and PEO with respect thereto and the transition of benefits provided under the PEO Contract to Employee Plans sponsored and maintained by Buyer and its Affiliates.

6.8        Termination of Credit Facility.  Within two (2) Business Days of the Closing, Buyer shall cause the Company to terminate the credit facility with Bank of America evidenced by that certain Loan Agreement dated as of March 1, 2017, by and among the Company and Bank of America, N.A. and promptly file a UCC termination statement releasing any Liens in connection therewith.

ARTICLE VII

CLOSING DELIVERIES

7.1        Deliveries by the Sellers.  At or prior to the Closing, the Sellers shall have delivered to Buyer each of the following, unless waived in writing by Buyer:

(a)         duly executed unit powers from each Seller in favor of Buyer transferring the Company Units to Buyer;

(b)         a certificate executed by an officer of the Company attaching and certifying as to the true and correct copies of the Organizational Documents of the Company;

(c)         Certificate of Good Standing of the Company (or equivalent) issued by the jurisdiction of its formation and each jurisdiction in which the Company is qualified to do business, in each case, as of a date not more than 15 days prior to the Closing Date;

(d)         (i) an original and duly executed IRS Form W-9 from each Seller, and (ii) an original and duly executed certificate pursuant to Treasury Regulations Section 1.1445-2(b) and Section

1446(f) of the Code certifying that each Seller is not a foreign person within the meaning of Sections 1445 or 1446 of the Code;

(e)         Payoff Letters and Lien Releases, as applicable, duly executed by each Person to whom any Closing Indebtedness and Transaction Expenses is owed, in form and substance reasonably satisfactory to Buyer;

(f)         an Employment Agreement, in form and substance satisfactory to Buyer, duly executed by the Company and each of Alexia Brue, Melisse Gelula and Jessica Muse;

(g)         a Confidentiality and Assignment Agreement, in form and substance reasonably satisfactory to Buyer, duly executed by the Company and each of Alexia Brue and Melisse Gelula, assigning to the Company any inventions (and proprietary rights with respect thereto) made, conceived or reduced to practice during such individual’s period of employment with the Company;

(h)         flow of funds memorandum setting forth the payments to be made by the Buyer at Closing including wire instructions in a form acceptable to Buyer (the “Flow of Funds”);

(i)          Consideration Spreadsheet;

(j)          a Phantom Equity Release and Acknowledgement Agreement, in form and substance satisfactory to Buyer, executed by each holder of Phantom Equity Awards; and

(k)         non-competition agreements, in form and substance satisfactory to the Buyer, executed by all Sellers.

7.2        Deliveries of Buyer.  At or prior to the Closing, Buyer shall have delivered to the Sellers, unless waived in writing by the Sellers, the payments set forth in and in accordance with Section 2.2.

ARTICLE VIII

INDEMNIFICATION

8.1        Survival.  All representations, warranties, covenants, and agreements of the Sellers, the Company and Buyer made in this Agreement (a) shall be deemed to have been relied upon by the Party or Parties to whom they are made, and shall survive the Closing (subject to the immediately following sentence), with each party reserving all of its rights hereunder in connection with any breach or alleged breach, and (b) shall bind the parties’ successors and assigns (including, without limitation, any successor to any Party by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties and, subject to Section 9.3, their respective successors and permitted assigns, whether so expressed or not.  Notwithstanding the foregoing, the representations and warranties of the Sellers, the Company and Buyer contained in this Agreement shall expire and terminate on, and be of no further force and effect following, the twelve (12) month anniversary of the Closing Date, except that (y) each Fundamental Representation shall expire and terminate on, and be of no further force and effect following the three (3) year anniversary of the Closing Date and (z) the Tax Representations shall survive until the expiration of the statute of limitations applicable to the subject matter of such Tax Representations plus sixty (60) days.  All covenants and other agreements contained in this Agreement shall survive the Closing indefinitely, unless a shorter period is expressly specified therein.  Notwithstanding the foregoing, the Buyer Indemnified Parties’ right to seek indemnification pursuant to Section 8.2(a)(vi) hereof shall expire on the three (3) year anniversary of the Closing Date.

No Buyer Indemnified Party shall be indemnified and held harmless for any liability for a breach of any representation or warranty unless the applicable Indemnifying Party is given written notice from such Buyer Indemnified Party asserting a Claim (a “Claim Notice”) on or before the date on which such representation or warranty expires as set forth in this Section 8.1;  provided, that, notwithstanding anything herein to the contrary, if such Claim Notice has been delivered on or before such date of expiration, then such representation or warranty shall survive as to any Claim in such notice until such Claim has been finally resolved.

8.2        Indemnification of Buyer Indemnified Parties.

(a)         Subject to the limitations set forth in this Article VIII, the Sellers hereby agree to indemnify and hold harmless the Buyer Indemnified Parties, severally and not jointly, from and against any and all Losses suffered, sustained or incurred by any Buyer Indemnified Party, resulting from, arising in connection with or related to:

(i)          any breach of any representation or warranty related to any Seller in Article III of this Agreement

(ii)         any breach of any representation or warranty related to the Company in Article IV of this Agreement;

(iii)       any breach or nonperformance of any covenant made by any Seller in this Agreement;

(iv)        any unpaid Closing Indebtedness or Transaction Expenses not included in the calculation of Final Closing Adjustment;

(v)         any unpaid Pre-Closing Taxes not included in the calculation of Final Closing Adjustment; and

(vi)        any inaccuracies in the Consideration Spreadsheet.

(b)         Other than in respect of any breach of any Fundamental Representation, Tax Representation or in the case of Fraudulent Breach, (i) the Sellers shall not be liable to the Buyer Indemnified Parties pursuant to Section 8.2(a)(i) unless and until the total of all such Losses exceeds the Threshold, after which the Buyer Indemnified Parties shall be entitled to recover for Losses in excess of $50,000; provided, however, that any Losses as to any claim for indemnification with respect to an individual breach of a representation or warranty (or series of similar breaches arising from the same underlying facts or legal basis) shall not be subject to indemnification unless and until the aggregate dollar amount of all Losses with respect to such individual breach (or series of similar breaches arising from the same underlying facts or legal basis) exceeds $10,000.

(c)         Other than in respect of any breach of any Fundamental Representation, Tax Representation or in the case of Fraudulent Breach, in no event shall the aggregate amount of all payments made by the Sellers in satisfaction of claims for indemnification pursuant to Section 8.2(a)(i) exceed the General Indemnity Cap.  No cap shall apply to Losses in connection with breach of any Fundamental Representation, Tax Representation or in the case of Fraudulent Breach or for claims for indemnification pursuant to Sections 8.2(a)(ii)-(vi).

8.3        Indemnification Procedures.

(a)            The Buyer Indemnified Party may make Claims for indemnification hereunder by delivering a Claim Notice to the Indemnifying Party (in the case of a Claim for indemnification hereunder by or on behalf of the Buyer, such Claim Notice and all other correspondence shall be delivered to each of the Sellers) within the period in which such indemnification or reimbursement Claim can be made hereunder.  In the event that an indemnification or reimbursement Claim involves a Third Party Claim against such Buyer Indemnified Party, the Buyer Indemnified Party shall give prompt written notice thereof together with a statement of any available information regarding such Third Party Claim to the Indemnifying Party; provided that no delay on the part of the Buyer Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification or reimbursement obligation hereunder except to the extent that the Indemnifying Party is materially prejudiced by such delay.  Such written notice shall describe in reasonable detail such Third Party Claim and the amount of the potential Loss, in each case to the extent known.

(b)            The Buyer Indemnified Party shall have the right to assume, retain and control the defense of such Third Party Claim. The Indemnifying Party shall cooperate with and make available to the Buyer Indemnified Party such assistance and materials as may be reasonably requested by it (including copies of any summons, complaint or other pleading which may have been served on such Indemnifying Party and any written Claim, demand, invoice, billing or other document evidencing or asserting the same).  The Buyer Indemnified Party shall keep the Indemnifying Party reasonable advised of the status of such Third Party Claim.

(c)            The Buyer Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  If an offer is made to settle a Third Party Claim, which offer the Buyer Indemnified Party is permitted to settle under this Section 8.3 only upon the prior written consent of the Indemnifying Party, and the Buyer Indemnified Party desires to accept and agree to such offer, the Buyer Indemnified Party shall give written notice to the Indemnifying Party to that effect.

(d)            In the case of any claim by a Buyer Indemnified Party on account of a Loss which does not result from a Third-Party Proceeding (a “Direct Claim”), if the Indemnifying Party notifies the Buyer Indemnified Party that it does not dispute the Direct Claim described in notice or fails to notify the Buyer Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the Direct Claim described in such notice, the Loss in the amount specified in the notice will be conclusively deemed a liability of the Indemnifying Party under Section 8.2 or Section 8.3, as applicable, and the Indemnifying Party shall pay the amount of such Loss (subject to the limitations herein) to the Buyer Indemnified Party on demand.  If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Buyer Indemnified Party shall proceed in good faith to resolve such dispute in accordance with the terms of Section 9.11.

8.4        Holdback Amount

(a)         Satisfaction of Claims.

                  All indemnification payments validly and finally determined in accordance with the provisions of this Article VIII due to any Buyer Indemnified Party hereunder shall be made (i) first, to the extent there are sufficient funds in the Holdback Amount, by release of such funds from the Holdback Amount and (ii) if the remaining balance of the Holdback Amount is less than the amount of the Loss to be so indemnified, the Sellers shall be severally liable (based on their Pro Rata Portion of the Loss, such Pro Rata Portion as listed in the Consideration Spreadsheet) for the payment of such additional amounts due and owing to the Buyer Indemnified Parties, provided that Buyer may, in its sole discretion at any time, choose to set-off any indemnification obligations to any Buyer Indemnified Parties hereunder against Additional Consideration Payments payable hereunder in accordance with Section 2.6(e).

(b)         Release of Holdback Amount to Sellers. Within five (5) days of the first anniversary of the Closing, Buyer shall pay to each Consideration Recipient such Consideration Recipient’s Pro Rata Portion of the remaining Holdback Amount, if any.

8.5        Calculation of Losses.

(a)         Any indemnification payments owed by any Party under Article VI or Article VIII in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any insurance proceeds actually received (net of any deductibles, Taxes, out-of-pocket collection expenses, external legal expenses and premium increases) by the Person seeking indemnification under this Agreement in respect of such Losses, and (ii) any refund, credit or reduction in otherwise required Tax payments or other Tax benefit actually received or recognized by the Person seeking indemnification under this agreement as a result of such Loss net of any applicable Tax detriment. To the extent proceeds under insurance policies or any Tax payments or other Tax benefit are actually received by a Buyer Indemnified Party with respect to any Losses after indemnification payments have been made to such Buyer Indemnified Party for such Losses, such Buyer Indemnified Party will promptly proportionately reimburse the Indemnifying Parties having made such payments up to the amount of such indemnification payments.

(b)         Notwithstanding anything in this Agreement to the contrary, the amount of Losses related thereto shall be determined without regard to any qualifications therein referencing terms “material”, “materially”, “Material Adverse Change” or words of similar import set forth therein.

(c)         Notwithstanding anything to the contrary contained in this Agreement, the rights of any Buyer Indemnified Party to indemnification pursuant to Sections 8.2(a)(i) and (ii) of this Agreement shall not be impacted or limited by any knowledge that any Buyer Indemnified Party may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by or at the direction of any such Buyer Indemnified Party.

(d)         Notwithstanding anything to the contrary herein, in no event shall any Party be entitled to obtain indemnification more than once in respect of the same Loss even though such Loss may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement, including to the extent a purported Loss is accounted for in the Final Closing Adjustment or listed as a liability in the Financial Statements.

(e)         A Buyer Indemnified Party shall act in good faith and a commercially reasonable manner to mitigate any Losses they may pay, incur, suffer or sustain for which indemnification is available hereunder (which, for the avoidance of doubt, shall not require any Buyer Indemnified Party to seek recovery from any third party (other than pursuant to insurance policies)).

8.6        Treatment of Indemnification Claims.  All indemnification payments made under this Agreement shall be treated by all parties as an adjustment to the Aggregate Consideration, including for all Tax purposes, unless otherwise required by applicable Law.

8.7        Exclusion of Other Remedies.  Except with respect to Fraudulent Breach or any breach or nonperformance of Section 6.1, this Article VIII constitutes the sole and exclusive remedies of Buyer from and after the Closing for recovery of Losses arising out of or relating to this Agreement and the transactions contemplated hereby, and Buyer hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, or agreement set forth herein it may have against the other parties hereto and their Affiliates and each of their respective present and former direct and indirect partners, members and equityholders, managing directors, employees, principals, trustees, representatives, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, attorneys and Affiliates of each of them arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VIII. Notwithstanding the foregoing, nothing herein shall restrict the ability of a Party to seek other remedies, including, without limitation, specific performance or injunctive relief, against any Party in respect of a breach by such Party of the covenants set forth in this Agreement.

8.8        Several Indemnification.  For purposes of clarifying the meaning of “several” indemnification by each Seller and/or Consideration Recipient under this Article VIII, (a) any portion of the Holdback Amount that is retained by Buyer pursuant to this Article VIII (other than Claims for indemnification based solely on clause (i) or (iii) of Section 8.2(a) which are covered solely by clause (c) below) shall be deemed to have been “severally” recovered from all of the Consideration Recipients, (b) with respect to Claims for indemnification under Section 8.2 (other than Claims for indemnification based solely on clause (i) or (iii) of Section 8.2(a) which are covered solely by clause (c) below) that are not recovered from the Holdback Amount,  if any indemnification payment is owed, each Seller’s indemnification obligation pursuant to this Article VIII shall be equal to such Seller’s Pro Rata Portion of the applicable Losses with respect to which the indemnification payment is made and (c) solely in the case of a Claim for indemnification against one or more Sellers based solely on clauses (i) and/or (iii) of Section 8.2(a) (any such claims, “Seller Specified Claims”), Buyer Indemnified Party shall have the right to (A) offset the applicable Losses from the portion of the Holdback Amount that would otherwise be allocable to Seller(s) responsible for the breach that gave rise to such Claim (each, a “Responsible Seller”), in which case each Responsible Seller shall be obligated to promptly pay to the Buyer the amount of Losses arising from the breach that are allocable to such Responsible Seller to replenish such portion of the Holdback Amount; and (B) pursue the indemnification claim directly against each Responsible Seller responsible for such breach in accordance with the terms of this Agreement (and each such Responsible Seller shall be required to indemnify the Buyer Indemnified Party for all Losses arising from such Claim on the terms and conditions set forth on this Article VIII).

ARTICLE IX

MISCELLANEOUS

9.1        Notices, Consents, Etc..  All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third (3rd) Business Day after such notice is deposited in the mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier if the delivery date is a Business Day or otherwise the next Business Day, (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice if such confirmation is received on a Business Day prior to 5:00 p.m. at the location of receipt or otherwise on the next Business Day or (v) by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient:

(a)         If to the Buyer:

Leaf Group Ltd.

1655 26th Street

Santa Monica, California 90404

Attention: General Counsel

Email: legal@leafgroup.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

601 Marshall Street

Redwood City, California 94063

Attention: Anthony McCusker

Facsimile No.: (650) 618-1824

Email: amccusker@goodwinlaw.com

(b)         If to Sellers:

Alexia Brue

12 W 72nd St.

Apt. 14AB

New York, NY 10023

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

1221 Avenue of the Americas Fl. 14

New York, New York 10020

Attention: Philip O. Brandes

Email: pbrandes@mayerbrown.com

9.2        Severability.  The unenforceability, illegality or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

9.3        Assignment; Successors.  Neither this Agreement, nor any rights, obligations or interests hereunder, may be assigned by any Party hereto except with the prior written consent of the other Parties hereto; provided,  however, that Buyer may collaterally assign this Agreement to its lender(s); and provided further that Buyer may assign its rights and benefits, but may not delegate its obligations, hereunder to any Affiliate(s) of Buyer.

9.4        Counterparts; Delivery. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature, .PDF or other electronic transmission.

9.5        Expenses.  All costs and expenses (including fees and disbursements of counsel, financial advisors and accountants) incurred or to be incurred through the Closing in negotiating and preparing this Agreement and in closing and carrying out the Transactions shall be paid by the Party incurring such costs and expenses; provided,  however, for the avoidance of doubt, (i) the Sellers shall bear all of the

Transaction Expenses and (ii) as described in Section 9.11, in the event of any litigation regarding or arising from this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.

9.6        Table of Contents and Headings.  The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

9.7        Entire Agreement.  This Agreement and the Ancillary Agreements, together with all schedules and exhibits hereto and thereto (including the Disclosure Schedules), all of which shall be deemed incorporated in this Agreement and made a part hereof, set forth the entire understanding of the Parties with respect to the Transactions, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof; provided,  however, that the provision of Section 6.1 are in addition to, and not in lieu of, any other obligations of that any Seller may have to the Company or Buyer (or any of their respective Affiliates) relating to confidentiality.

9.8        Third Parties.  Except for the Buyer Indemnified Parties, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement, any rights or remedies under or by reason of this Agreement.

9.9        Disclosure Generally.  All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement contained herein shall be deemed to refer to this entire Agreement, including all Disclosure Schedules; provided,  however, that information furnished in any particular Schedule shall be deemed to be included in another Schedule only if it is readily evident on the face of such information as having application to such other Schedule notwithstanding the absence of a cross-reference contained therein.  Inclusion of any item in the Disclosure Schedules shall not be deemed an admission that any item is material, nor shall it be deemed an admission of any obligation or liability to any party.

9.10      Interpretive Matters.  Unless the context otherwise requires, (a) all references to articles, sections or schedules are to Articles, Sections or Schedules in this Agreement; (b) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter; (c) the term “including” means by way of example and not by way of limitation; (d) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (e) each accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP, (f) the terms “liabilities” and “obligations” means all such matters of any nature, whether fixed or contingent, known or unknown, or arising under contract, law, equity or otherwise.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Whenever this Agreement indicates that the Sellers or the Company have “made available” or “delivered” or “provided” any document or materials to Buyer, such statement will mean that such document was made available for viewing by Buyer and its representatives in the virtual data room or provided separately by electronic mail to the Buyer at least forty-eight (48) hours prior to the Closing and not removed prior to the Closing.

9.11      Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any federal or state court sitting in the State of New York, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the Parties hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.  In the event of any litigation regarding or arising from this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.

9.12      Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE SUBJECT MATTER HEREOF OR (2) IN ANY WAY IN CONNECTION WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF THE PARTIES IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE EXERCISE OF ANY SUCH PARTY’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A CONSENT BY ALL PARTIES TO A TRIAL BY THE COURT.

9.13      Amendment.  This Agreement may not be amended, restated, supplemented or otherwise modified except by an instrument in writing signed by the Sellers and Buyer.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement on the date first written above.

BUYER:

LEAF GROUP LTD.

By:	/s/ Jantoon Reigersman
Name: Jantoon Reigersman
Title: Chief Financial Officer

COMPANY:

WELL+GOOD LLC

By:	/s/ Alexia Brue
Name: Alexia Brue
Title: Chief Executive Officer

SELLERS:

ALEXIA BRUE

By:	/s/ Alexia Brue

MELISSE GELULA

By:	/s/ Melisse Gelula

JESSICA MUSE

By:	/s/ Jessica Muse

Schedule I

Sellers

Seller	Number of Company Units	Class of Company Units
Alexia Brue	450,000	Class A
Melisse Gelula	450,000	Class A
Jessica Muse	50,000	Class B